                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13D

                         UNDER THE EXCHANGE ACT OF 1934



                               (Amendment No.  1  )
                                             -----

                              BANK PLUS CORPORATION
                    ----------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                    ----------------------------------------
                         (Title and Class of Securities)

                                    064446107
                               ------------------
                                 (CUSIP Number)

                         Richard J. Perry, Jr., Esquire
                            Perry & Associates, P.C.
                           1826 Jefferson Place, N.W.
                             Washington, D. C. 20036
                                 (202) 775-8109
  -----------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)


                                October 14, 1998
              -----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                                        Exhibit Index at page 22




Page 1 of 67 Pages


-----------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                           PAGE    2     OF    67     PAGES
                                                                                      --------    ---------
-----------------------------------------------------------------------------------------------------------------------
             1.                NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

                               Financial Institution Partners, L.P. /  52-1899611
------------------------------------------------------------------------------------------------------------------------
             2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                  (a)
                                                                                                                  (b)
-------------------------------------------------------------------------------------------------------------------------
             3.                SOURCE OF FUNDS

                               WC   OO
-----------------------------------------------------------------------------------------------------------------------
             4.                IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

                               NO
-----------------------------------------------------------------------------------------------------------------------
             5.                CITIZENSHIP OR PLACE OF ORIGIN

                               Organized: State of Delaware
-----------------------------------------------------------------------------------------------------------------------
                                            SOLE VOTING POWER
NUMBER OF                          6.
SHARES
OWNED BY                       ----------------------------------------------------------------------------------------
EACH                                        SHARED VOTING POWER
REPORTING                          7.       330,000 SHARES
PERSON WITH
                               ----------------------------------------------------------------------------------------
                                            SOLE DISPOSITIVE POWER
                                   8.

                               ----------------------------------------------------------------------------------------
                                   9.       SHARED DISPOSITIVE POWER
                                            330,000 SHARES

-----------------------------------------------------------------------------------------------------------------------
             10.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               330,000 SHARES
-----------------------------------------------------------------------------------------------------------------------
             11.               DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

                               NO
-----------------------------------------------------------------------------------------------------------------------
             12.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

                               1.70%
-----------------------------------------------------------------------------------------------------------------------
             13.               TYPE OF REPORTING PERSON

                               PN
-----------------------------------------------------------------------------------------------------------------------





Page 2 of 67 Pages


-----------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                           PAGE    3     OF    67     PAGES
                                                                                      --------    ---------
-----------------------------------------------------------------------------------------------------------------------
             1.                NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

                               Hovde Capital, Inc. /  52-1891904
-----------------------------------------------------------------------------------------------------------------------
             2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                  (a)
                                                                                                                  (b)
-----------------------------------------------------------------------------------------------------------------------
             3.                SOURCE OF FUNDS

                               AF
-----------------------------------------------------------------------------------------------------------------------
             4.                IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

                               NO
-----------------------------------------------------------------------------------------------------------------------
             5.                CITIZENSHIP OR PLACE OF ORIGIN

                               Incorporated: State of Delaware
-----------------------------------------------------------------------------------------------------------------------
                                            SOLE VOTING POWER
NUMBER OF                          6.
SHARES
OWNED BY                       ----------------------------------------------------------------------------------------
EACH                                        SHARED VOTING POWER
REPORTING                          7.       330,000 SHARES
PERSON WITH
                               ----------------------------------------------------------------------------------------
                                            SOLE DISPOSITIVE POWER
                                   8.

                               ----------------------------------------------------------------------------------------
                                   9.       SHARED DISPOSITIVE POWER
                                            330,000 SHARES

-----------------------------------------------------------------------------------------------------------------------

             10.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               330,000 SHARES
-----------------------------------------------------------------------------------------------------------------------

             11.               DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

                               NO
-----------------------------------------------------------------------------------------------------------------------

             12.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

                               1.70%
-----------------------------------------------------------------------------------------------------------------------

             13.               TYPE OF REPORTING PERSON

                               CO
----------------------------------------------------------------------------------------------------------------------

Page 3 of 67 Pages


-----------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                           PAGE    4     OF    67    PAGES
                                                                                      --------    --------
-----------------------------------------------------------------------------------------------------------------------
             1.                NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

                               Financial Institution Partners II, L.P. / 36-4131559
-----------------------------------------------------------------------------------------------------------------------
             2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                  (a)
                                                                                                                  (b)
-----------------------------------------------------------------------------------------------------------------------
             3.                SOURCE OF FUNDS

                               WC   OO
-----------------------------------------------------------------------------------------------------------------------
             4.                IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

                               NO
-----------------------------------------------------------------------------------------------------------------------
             5.                CITIZENSHIP OR PLACE OF ORIGIN

                               Organized: State of Delaware
-----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
NUMBER OF                          6.
SHARES
OWNED BY                       ----------------------------------------------------------------------------------------
EACH                                        SHARED VOTING POWER
REPORTING                          7.       442,667 SHARES
PERSON WITH
                               ----------------------------------------------------------------------------------------
                                            SOLE DISPOSITIVE POWER
                                   8.

                               ----------------------------------------------------------------------------------------
                                   9.       SHARED DISPOSITIVE POWER
                                            442,667 SHARES

-----------------------------------------------------------------------------------------------------------------------
             10.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               442,667 SHARES
-----------------------------------------------------------------------------------------------------------------------
             11.               DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

                               NO
-----------------------------------------------------------------------------------------------------------------------
             12.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

                               2.28%
-----------------------------------------------------------------------------------------------------------------------
             13.               TYPE OF REPORTING PERSON

                               PN
-----------------------------------------------------------------------------------------------------------------------



Page 4 of 67 Pages



-----------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                           PAGE    5     OF    67     PAGES
                                                                                      --------    ---------
-----------------------------------------------------------------------------------------------------------------------
             1.                NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

                               Hovde Capital, L.L.C. / 91-1825712
-----------------------------------------------------------------------------------------------------------------------
             2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                  (a)
                                                                                                                  (b)
-----------------------------------------------------------------------------------------------------------------------
             3.                SOURCE OF FUNDS

                               AF
-----------------------------------------------------------------------------------------------------------------------
             4.                IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

                               NO
-----------------------------------------------------------------------------------------------------------------------
             5.                CITIZENSHIP OR PLACE OF ORIGIN

                               Organized: State of Nevada
-----------------------------------------------------------------------------------------------------------------------
                                            SOLE VOTING POWER
NUMBER OF                          6.
SHARES
OWNED BY                       ----------------------------------------------------------------------------------------
EACH                                        SHARED VOTING POWER
REPORTING                          7.       442,667 SHARES
PERSON WITH
                               ----------------------------------------------------------------------------------------
                                            SOLE DISPOSITIVE POWER
                                   8.
                               ----------------------------------------------------------------------------------------
                                   9.       SHARED DISPOSITIVE POWER
                                            442,667 SHARES

-----------------------------------------------------------------------------------------------------------------------
             10.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               442,667 SHARES
-----------------------------------------------------------------------------------------------------------------------
             11.               DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

                               NO
-----------------------------------------------------------------------------------------------------------------------
             12.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

                               2.28%
-----------------------------------------------------------------------------------------------------------------------
             13.               TYPE OF REPORTING PERSON

                               CO
-----------------------------------------------------------------------------------------------------------------------

Page 5 of 67 Pages


-----------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                           PAGE    6     OF    67     PAGES
                                                                                      --------    ---------
-----------------------------------------------------------------------------------------------------------------------
              1.                NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

                                Hancock Park Acquisition, L.P. /  36-4081806
-----------------------------------------------------------------------------------------------------------------------
               2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                  (a)
                                                                                                                  (b)
-----------------------------------------------------------------------------------------------------------------------
               3.                SOURCE OF FUNDS

                                 WC   OO
-----------------------------------------------------------------------------------------------------------------------
               4.                IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

                                 NO
-----------------------------------------------------------------------------------------------------------------------
               5.                CITIZENSHIP OR PLACE OF ORIGIN

                                 Organized: State of Delaware
-----------------------------------------------------------------------------------------------------------------------
                                            SOLE VOTING POWER
NUMBER OF                         6.
SHARES
OWNED BY                       ----------------------------------------------------------------------------------------
EACH                                        SHARED VOTING POWER
REPORTING                          7.       837,260 SHARES
PERSON WITH
                               ----------------------------------------------------------------------------------------
                                            SOLE DISPOSITIVE POWER
                                   8.

                               ----------------------------------------------------------------------------------------
                                   9.       SHARED DISPOSITIVE POWER
                                            837,260 SHARES

-----------------------------------------------------------------------------------------------------------------------
             10.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               837,260 SHARES
-----------------------------------------------------------------------------------------------------------------------
             11.               DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

                               NO
-----------------------------------------------------------------------------------------------------------------------
             12.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

                               4.32%
-----------------------------------------------------------------------------------------------------------------------
             13.               TYPE OF REPORTING PERSON

                               PN
-----------------------------------------------------------------------------------------------------------------------


Page 6 of 67 Pages

-----------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                           PAGE    7     OF    67     PAGES
                                                                                      --------    ---------
-----------------------------------------------------------------------------------------------------------------------
             1.                NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

                               Hancock Park Acquisition, L.L.C. /  36-4068512
-----------------------------------------------------------------------------------------------------------------------
             2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                  (a)
                                                                                                                  (b)
-----------------------------------------------------------------------------------------------------------------------
             3.                SOURCE OF FUNDS

                               AF
-----------------------------------------------------------------------------------------------------------------------
             4.                IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

                               NO
-----------------------------------------------------------------------------------------------------------------------
             5.                CITIZENSHIP OR PLACE OF ORIGIN

                               Organized: State of Illinois
-----------------------------------------------------------------------------------------------------------------------
                                            SOLE VOTING POWER
NUMBER OF                          6.
SHARES
OWNED BY                       ----------------------------------------------------------------------------------------
EACH                                        SHARED VOTING POWER
REPORTING                          7.       837,260 SHARES
PERSON WITH
                               ----------------------------------------------------------------------------------------
                                            SOLE DISPOSITIVE POWER
                                   8.
                               ----------------------------------------------------------------------------------------
                                   9.       SHARED DISPOSITIVE POWER
                                            837,260 SHARES

-----------------------------------------------------------------------------------------------------------------------
             10.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               837,260 SHARES
-----------------------------------------------------------------------------------------------------------------------
             11.               DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

                               NO
-----------------------------------------------------------------------------------------------------------------------
             12.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

                               4.32%
-----------------------------------------------------------------------------------------------------------------------
             13.               TYPE OF REPORTING PERSON

                               CO
-----------------------------------------------------------------------------------------------------------------------

Page 7 of 67 Pages


-----------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                           PAGE    8     OF    67     PAGES
                                                                                      --------    ---------
-----------------------------------------------------------------------------------------------------------------------
             1.                NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

                               Western Acquisition Partners, L.P. . /  36-4081807
-----------------------------------------------------------------------------------------------------------------------
             2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                  (a)
                                                                                                                  (b)
-----------------------------------------------------------------------------------------------------------------------
             3.                SOURCE OF FUNDS

                               WC   OO
-----------------------------------------------------------------------------------------------------------------------
             4.                IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

                               NO
-----------------------------------------------------------------------------------------------------------------------
             5.                CITIZENSHIP OR PLACE OF ORIGIN

                               Organized: State of Delaware
-----------------------------------------------------------------------------------------------------------------------
                                            SOLE VOTING POWER
NUMBER OF                          6.
SHARES
OWNED BY                       ----------------------------------------------------------------------------------------
EACH                                        SHARED VOTING POWER
REPORTING                          7.       140,000 SHARES
PERSON WITH
                               ----------------------------------------------------------------------------------------
                                            SOLE DISPOSITIVE POWER
                                   8.

                               ----------------------------------------------------------------------------------------
                                   9.       SHARED DISPOSITIVE POWER
                                            140,000 SHARES

-----------------------------------------------------------------------------------------------------------------------
             10.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               140,000 SHARES
-----------------------------------------------------------------------------------------------------------------------
             11.               DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

                               NO
-----------------------------------------------------------------------------------------------------------------------
             12.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

                               0.72%
-----------------------------------------------------------------------------------------------------------------------
             13.               TYPE OF REPORTING PERSON

                               PN
-----------------------------------------------------------------------------------------------------------------------

Page 8 of 67 Pages


-----------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                           PAGE    9     OF    67     PAGES
                                                                                      --------    ---------
-----------------------------------------------------------------------------------------------------------------------
             1.                NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

                               Western Acquisitions, L.L.C. /  36-4068258
-----------------------------------------------------------------------------------------------------------------------
             2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                  (a)
                                                                                                                  (b)
-----------------------------------------------------------------------------------------------------------------------
             3.                SOURCE OF FUNDS

                               AF
-----------------------------------------------------------------------------------------------------------------------
             4.                IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

                               NO
-----------------------------------------------------------------------------------------------------------------------
             5.                CITIZENSHIP OR PLACE OF ORIGIN

                               Organized: State of Illinois
-----------------------------------------------------------------------------------------------------------------------
                                            SOLE VOTING POWER
NUMBER OF                          6.
SHARES
OWNED BY                       ----------------------------------------------------------------------------------------
EACH                                        SHARED VOTING POWER
REPORTING                          7.       140,000 SHARES
PERSON WITH
                               ----------------------------------------------------------------------------------------
                                            SOLE DISPOSITIVE POWER
                                   8.

                               ----------------------------------------------------------------------------------------
                                   9.       SHARED DISPOSITIVE POWER
                                            140,000 SHARES

-----------------------------------------------------------------------------------------------------------------------
             10.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               140,000 SHARES
-----------------------------------------------------------------------------------------------------------------------
             11.               DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

                               NO
-----------------------------------------------------------------------------------------------------------------------
             12.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

                               0.72%
-----------------------------------------------------------------------------------------------------------------------
             13.               TYPE OF REPORTING PERSON

                               CO
-----------------------------------------------------------------------------------------------------------------------





Page 9 of 67 Pages

ITEM 1.  SECURITY AND BANK

     The class of security to which this statement relates is the common stock, par value $.01 per share (the "Shares"), of Bank Plus Corporation (the "Company"). The address of the principal executive offices of the Company is 4565 Colorado Boulevard, Los Angeles, CA 90039.

ITEM 2.  IDENTITY AND BACKGROUND

     The persons filing this statement are Financial Institution Partners, L.P., Financial Institution Partners II, L.P., Hancock Park Acquisition, L.P., and Western Acquisition Partners, L.P. (the "Limited Partnerships"), Hovde Capital, Inc., Hovde Capital, L.L.C., Hancock Park Acquisition, L.L.C., and Western Acquisitions, L.L.C. (the "General Partners"), who are collectively referred to herein as the "Reporting Persons." The Limited Partnerships are Delaware limited partnerships formed for the purpose of investing in, among other things, the equity securities of various financial institutions. Hovde Capital, Inc., a Delaware corporation, is the general partner of Financial Institution Partners, L.P. Hovde Capital, L.L.C., a Nevada limited liability company, is the general partner of Financial Institution Partners II, L.P. Hancock Park Acquisition, L.L.C., an Illinois limited liability company, is the general partner of Hancock Park Acquisition, L.P. Western Acquisitions, L.L.C., an Illinois limited liability company, is the general partner of Western Acquisition Partners, L.P.

     Attached as Schedule 1 hereto and incorporated by reference herein is a list containing the principal business and the address of its principal business and office for the Limited Partnerships and the General Partners, as well as information required by (a) through (f) of this Item as to each executive officer, director and/or controlling person of the General Partners who are Reporting Persons. The General Partners control the Limited Partnerships.

     None of the Reporting Persons or executive officers, directors or controlling persons of the General Partners have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding of any violation with respect to such laws.

     The Reporting Persons do not believe that they constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Nevertheless, the Reporting Persons are making this filing because of the possibility that they may be deemed a group, although each of the Reporting Persons disclaims any membership in, and the existence of, such a group. Neither the making of this filing nor any statement contained herein shall be deemed to be an admission by any of the Reporting Persons that a group exists.


Page 10 of 67 Pages

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Information regarding the source and amount of funds used by the Reporting Persons in acquiring beneficial ownership of their Shares is set forth in
Schedule 2 attached hereto and incorporated herein by reference.

ITEM 4.  PURPOSE OF TRANSACTION

     The Reporting Persons have acquired the Shares for investment purposes and as set forth below:


     (a) Each of the Reporting Persons may independently acquire additional Shares or dispose of some or all of its Shares.

     (b)  None.

     (c)  None.

     (d)  None.

     (e)  None.

     (f)  None.

     (g)  None.

     (h)  None.

     (i)  None.

     (j)  None.

ITEM 5.  INTEREST IN SECURITIES OF THE COMPANY

     (a), (b) Schedule 3 hereto, which is incorporated by reference herein, sets forth, as of October 20, 1998, information relating to the aggregate number of Shares of the Company and the percentage of the outstanding Shares of the Company as of such date (based upon information provided by the Company, there are 19,390,215 Shares outstanding as of that date) as to each of the Reporting Persons. With respect to the Shares set forth on Schedule 3, by virtue of their control over each respective Limited Partnership, all decisions regarding voting and disposition of the Shares beneficially owned by each Limited Partnership are made by its respective General Partner acting through its chief executive officer or president. As such, the


Page 11 of 67 Pages

Limited Partnerships and the General Partners share voting and investment power with respect to those Shares. None of the General Partners, their executive officers, directors or controlling persons beneficially owns any Shares personally or otherwise, except for the Shares owned by the Partnerships.

     (c) Schedule 4 hereto, which is incorporated by reference herein, describes, as of October 20, 1998, transactions in the Shares effected during the past sixty (60) days by the Reporting Persons.

     (d) None.

     (e) Not applicable.

     Each of the Reporting Persons disclaims beneficial ownership of Shares beneficially owned by any of the other Reporting Persons.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY

     None.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS

Exhibit A -       Consent Agreement pursuant to 17 C.F.R. Section 13d-1(f)(1)

Exhibit B -       [OMITTED - - FILED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT]

Exhibit C -       Customer Agreement between NationsBanc Montgomery Securities and
                  Financial Institution Partners II, L.P.

Exhibit D -       Prime Broker Agreement between NationsBanc Montgomery Securities and
                  Financial Institution Partners II, L.P.

Exhibit E -       Partnership Agreement between NationsBanc Montgomery Securities and
                  Financial Institution Partners II, L.P.

Exhibit F -       Customer Agreement between NationsBanc Montgomery Securities and
                  Financial Institution Partners, L.P.

Exhibit G -       Prime Broker Agreement between NationsBanc Montgomery Securities and
                  Financial Institution Partners, L.P.

Exhibit H -       Partnership Agreement between NationsBanc Montgomery Securities and
                  Financial Institution Partners, L.P.

Exhibit I -       Customer Agreement between NationsBanc Montgomery Securities and Hancock
                  Park Acquisition, L.P.

Exhibit J -       Prime Broker Agreement between NationsBanc Montgomery Securities and Hancock
                  Park Acquisition, L.P.

Exhibit K -       Partnership Agreement between NationsBanc Montgomery Securities and



Page 12 of 67 Pages


                  Hancock Park Acquisition, L.P.

Exhibit L -       Customer Agreement between NationsBanc Montgomery Securities and Western
                  Acquisition Partners, L.P.

Exhibit M -       Prime Broker Agreement between NationsBanc Montgomery Securities and Western
                  Acquisition Partners, L.P.

Exhibit N -       Partnership Agreement between NationsBanc Montgomery Securities and Western
                  Acquisition Partners, L.P.




Page 13 of 67 Pages

                                   Signatures


     After reasonable inquiry and to the best of his/its knowledge and belief, each of the undersigned Reporting Persons certifies that the information set forth in this statement with respect to him/it is true, complete and correct.


                         FINANCIAL INSTITUTION PARTNERS, L.P., by its General Partner, HOVDE CAPITAL, INC.

                         By:         /s/  Eric D. Hovde
                            -----------------------------------
                                   Eric D. Hovde
                         Its:      President

                         HOVDE CAPITAL, INC.

                         By:         /s/  Eric D. Hovde
                            -----------------------------------
                                   Eric D. Hovde
                         Its:      President

                         FINANCIAL INSTITUTION PARTNERS II, L.P., by its General Partner, HOVDE CAPITAL, L.L.C.

                         By:         /s/  Eric D. Hovde
                            -----------------------------------
                                   Eric D. Hovde
                         Its:      Managing Member

                         HOVDE CAPITAL, L.L.C.

                         By:         /s/  Eric D. Hovde
                            -----------------------------------
                                   Eric D. Hovde
                         Its:      Managing Member

                         HANCOCK PARK ACQUISITION, L.P., by its
                         General Partner, HANCOCK PARK ACQUISITION, L.L.C..

                         By:         /s/  Eric D. Hovde
                            -----------------------------------
                                   Eric D. Hovde
                         Its:      Member

Page 14 of 67 Pages

                         HANCOCK PARK ACQUISITION, L.L.C.

                         By:         /s/  Eric D. Hovde
                            -----------------------------------
                                   Eric D. Hovde
                         Its:      Member

                         WESTERN ACQUISITION PARTNERS, L.P., by its
                         General Partner, WESTERN ACQUISITIONS, L.L.C..

                         By:         /s/  Eric D. Hovde
                            -----------------------------------
                                   Eric D. Hovde
                         Its:      Managing Member

                         WESTERN ACQUISITIONS, L.L.C.

                         By:         /s/  Eric D. Hovde
                            -----------------------------------
                                   Eric D. Hovde
                         Its:      Managing Member


Dated:         10/15/98
      -----------------


Page 15 of 67 Pages

                                   SCHEDULE 1

INFORMATION RELATING TO REPORTING PERSONS

                                                          PRINCIPAL BUSINESS AND
                                                          ADDRESS OF PRINCIPAL BUSINESS
           NAME                                           OR PRINCIPAL OFFICE
           ----                                           -----------------------------
Financial Institution Partners, L.P.                      Limited partnership formed to make
                                                          investments primarily in equity securities of financial
                                                          institutions.
                                                          1629 Colonial Parkway
                                                          Inverness, Illinois 60067
                                                          Organized: State of Delaware

Hovde Capital, Inc.                                       Corporation formed to serve as the
                                                          general partner of Financial Institution Partners, L.P.
                                                          1629 Colonial Parkway
                                                          Inverness, Illinois 60067
                                                          Incorporated: State of Delaware

Financial Institution Partners II, L.P.                   Limited partnership formed to make investments primarily
                                                          in equity securities of
                                                          financial institutions and financial services companies.
                                                          1629 Colonial Parkway
                                                          Inverness, Illinois 60067
                                                          Organized: State of Delaware

Hovde Capital, L.L.C.                                     Limited liability company formed to serve as the general
                                                          partner of Financial
                                                          Institution Partners II, L.P.
                                                          1629 Colonial Parkway
                                                          Inverness, Illinois 60067
                                                          Organized: State of Nevada

Hancock Park Acquisition, L.P.                            Limited partnership formed to make
                                                          investments primarily in equity securities of financial
                                                          institutions.
                                                          1629 Colonial Parkway
                                                          Inverness, Illinois 60067
                                                          Organized: State of Delaware





Page 16 of 67 Pages


Hancock Park Acquisition, L.L.C.                          Limited liability company formed to serve as the general
                                                          partner of Hancock Park
                                                          Acquisition, L.P.
                                                          1629 Colonial Parkway
                                                          Inverness, Illinois 60067
                                                          Organized:  State of Illinois

Western Acquisition Partners, L.P.                        Limited partnership formed to make
                                                          investments primarily in equity securities of financial
                                                          institutions.
                                                          1629 Colonial Parkway
                                                          Inverness, Illinois 60067
                                                          Organized: State of Delaware

Western Acquisitions, L.L.C.                              Limited liability company formed to serve as the general
                                                          partner of Western
                                                          Acquisition Partners, L.P.
                                                          1629 Colonial Parkway
                                                          Inverness, Illinois 60067
                                                          Organized:  State of Illinois




Page 17 of 67 Pages

          INFORMATION RELATING TO EXECUTIVE OFFICERS, DIRECTORS AND/OR
                              CONTROLLING PERSONS

NAME                                                 PRINCIPAL OCCUPATION
ADDRESS                                              BUSINESS ADDRESS                             CITIZENSHIP
-------                                              ----------------                             -----------
Steven D. Hovde (1)                                  Investment banker                             U.S.
1629 Colonial Parkway                                Hovde Financial, Inc.
Inverness, Illinois 60067                            1629 Colonial Parkway
                                                     Inverness, Illinois 60067
                                                     Investment banking firm

Eric D. Hovde(2)                                     Investment banker                             U.S.
1826 Jefferson Place, NW                             Hovde Financial, Inc.
Washington, D.C. 20036                               1826 Jefferson Place, NW
                                                     Washington, D.C. 20036
                                                     Investment banking firm

Braddock J. LaGrua(3)                                Investment banker                             U.S.
1826 Jefferson Place, NW                             Hovde Financial, Inc.
Washington, D.C. 20036                               1826 Jefferson Place, NW
                                                     Washington, D.C. 20036
                                                     Investment banking firm

Gregory A. Mitchell(4)                               Investment banker                             U.S.
1801 Oakland Blvd., Suite 259                        Hovde Financial, Inc.
Walnut, CA 94596                                     1801 Oakland Blvd.
                                                     Suite 250
                                                     Walnut, CA 94596

----------------------------------

(1) Steven D. Hovde is affiliated with the following Reporting Persons:
Chairman, CEO of Hovde Capital, Inc.; President, Treasurer of Hovde Capital, L.L.C.; Executive VP, Treasurer of Hancock Park Acquisition, L.L.C.; Executive VP, Treasurer of Western Acquisitions, L.L.C.
(2) Eric D. Hovde is affiliated with the following Reporting Persons: President of Hovde Capital, Inc.; Chairman and CEO of Hovde Capital, L.L.C.; President and Assistant Treasurer of Hancock Park Acquisition, L.L.C.; President and Assistant Treasurer of Western Acquisitions, L.L.C.
(3) Braddock J. LaGrua is affiliated with the following Reporting Persons:
Executive VP, Treasurer of Hovde Capital, Inc.
(4) Gregory A. Mitchell is affiliated with the following Reporting Persons: VP of Hovde Capital, L.L.C.; Senior VP of Hancock Park Acquisition, L.L.C.




Page 18 of 67 Pages

                                   SCHEDULE 2

     The following table sets forth the amount and source of funds used by each Reporting Person in acquiring the Shares beneficially owned by it.

                                                       AMOUNT
                                                       ORIGINALLY
                           TOTAL                       FINANCED/                SOURCE OF
NAME                       CONSIDERATION               CURRENT BALANCE          FUNDS
-----------------------------------------------------------------------------------------------
Financial                  $3,340,084.00               $1,670,042.00/           Working Capital/
Institution                                            $  360,937.50            Line of Credit*
Partners, L.P.

Hovde Capital,             $3,340,084.00               $1,670,042.00/           Working Capital/
Inc.                                                   $  360,937.50            Line of Credit of
                                                                                Affiliate*

Financial                  $5,246,693.75               $2,623,346.88/           Working Capital/
Institution                                            $  484,167.03            Line of Credit**
Partners II, L.P.

Hovde Capital,             $5,246,693.75               $2,623,346.88/           Working Capital/
L.L.C.                                                 $  484,167.03            Line of Credit of
                                                                                Affiliate**

Hancock Park               $5,299,928.25               $3,762,949.06/           Working Capital/
Acquisition, L.P.                                      $  915,753.12            Line of Credit***

Hancock Park               $5,299,928.25               $3,762,949.06/           Working Capital/
Acquisition, L.L.C.                                    $  915,753.12            Line of Credit of
                                                                                Affiliate***

Western                    $1,551,875.00               $  775,937.50/           Working Capital/
Acquisition                                            $  153,125.00            Line of Credit****
Partners, L.P.

Western                    $1,551,875.00               $  775,937.50/           Working Capital/
Acquisitions, L.L.C.                                   $  153,125.00            Line of Credit of
                                                                                Affiliate****

--------------------------
*$360,937.50 was financed through a line of credit with NationsBanc Montgomery Securities at Federal Funds rate +5/8.

**$484,167.03 was financed through a line of credit with NationsBanc Montgomery Securities at Federal Funds rate +5/8.

***$915,753.12 was financed through a line of credit with NationsBanc Montgomery Securities at Federal Funds rate +5/8.

****$153,125.00 was financed through a line of credit with NationsBanc Montgomery Securities at Federal Funds rate +5/8.



Page 19 of 67 Pages

                                   SCHEDULE 3

     The following table sets forth the number and approximate percentage of Shares beneficially owned by each of the Reporting Persons. Each of the Reporting Persons has shared power to vote or to direct the vote and to dispose or to direct the disposition of the Shares of which each of them, respectively, possesses beneficial ownership.

                                                                                             APPROXIMATE
NAME                                                NUMBER OF SHARES                         PERCENTAGE
----                                                ----------------                         ----------
Financial Institution                               330,000                                  1.70%
Partners, L.P.

Hovde Capital, Inc.                                 330,000                                  1.70%

Financial Institution                               442,667                                  2.28%
Partners II, L.P.

Hovde Capital, L.L.C.                               442,667                                  2.28%

Hancock Park                                        837,260                                  4.32%
Acquisition, L.P.

Hancock Park                                        837,260                                  4.32%
Acquisition, L.L.C.

Western Acquisition                                 140,000                                  0.72%
Partners, L.P.

Western Acquisitions,                               140,000                                  0.72%
L.L.C.
--------------------------------------------------------------------------------------------------
Aggregate Shares Held by                            1,749,927                                9.02%
Reporting Persons


Page 20 of 67 Pages

                                   SCHEDULE 4

Description of Transactions in Shares Effected within 60 Days

The Reporting Persons effected the following transactions in the Shares within sixty (60) days of October 15, 1998:

------------------------------------------------------------------------------------------------------------------------------
                       Transaction  Date   Number of Shares     Transaction Price    Transaction Type     Broker
------------------------------------------------------------------------------------------------------------------------------
Hancock Park           10/14/98            402,400              $2.3125              Buy                  Jeffries & Co.
Acquisition, L.P.
------------------------------------------------------------------------------------------------------------------------------




Page 21 of 67 Pages

                                  EXHIBIT INDEX

                                                                                  Page
Exhibit A            Consent Agreement to 17 C.F.R. Section 13d-1(f)(1)            24

Exhibit B            [OMITTED - - FILED PURSUANT TO REQUEST                        27(5)
                     FOR CONFIDENTIAL TREATMENT]

Exhibit C -          Customer Agreement between NationsBanc Montgomery             28
                     Securities and Financial Institution Partners II, L.P.

Exhibit D -          Prime Broker Agreement between NationsBanc                    32
                     Montgomery Securities and Financial Institution
                     Partners II, L.P.

Exhibit E -          Partnership Agreement between NationsBanc                     36
                     Montgomery Securities and Financial Institution
                     Partners II, L.P.

Exhibit F -          Customer Agreement between NationsBanc                        38
                     Montgomery Securities and Financial Institution
                     Partners, L.P.

Exhibit G -          Prime Broker Agreement between NationsBanc                    42
                     Montgomery Securities and Financial Institution
                     Partners, L.P.

Exhibit H -          Partnership Agreement between NationsBanc                     46
                     Montgomery Securities and Financial Institution
                     Partners, L.P.

Exhibit I -          Customer Agreement between NationsBanc                        48
                     Montgomery Securities and Hancock Park
                     Acquisition, L.P.

Exhibit J -          Prime Broker Agreement between NationsBanc                    52
                     Montgomery Securities and Hancock Park
                     Acquisition, L.P.

Exhibit K -          Partnership Agreement between NationsBanc                     56
                     Montgomery Securities and Hancock Park
                     Acquisition, L.P.

Exhibit L -          Customer Agreement between NationsBanc                        58
                     Montgomery Securities and Western Acquisition
                     Partners, L.P.

---------------------
(5) Portions of Exhibit B have been omitted pursuant to a request for confidential treatment of information in accordance with Rule 24b-2 of the Securities Exchange Act of 1934.

Page 22 of 67 Pages


Exhibit M -          Prime Broker Agreement between NationsBanc                    62
                     Montgomery Securities and Western Acquisition
                     Partners, L.P.

Exhibit N -          Partnership Agreement between NationsBanc                     66
                     Montgomery Securities and Western Acquisition
                     Partners, L.P.




Page 23 of 67 Pages

                                                                       EXHIBIT A


           Consent Agreement Pursuant to 17 C.F.R. Section 13d-1(f)(1)

     Each of the undersigned hereby consents and agrees to the filing on behalf of each of them of the foregoing joint statement on Schedule 13D pursuant to 17 C.F.R. 13d-1(f)(1) with respect to his/its beneficial ownership of the shares of the Issuer.

                FINANCIAL INSTITUTION PARTNERS, L.P., by its General Partner, HOVDE CAPITAL, INC.

                By:           /s/  Eric D. Hovde
                   -----------------------------------
                          Eric D. Hovde
                Its:      President

                HOVDE CAPITAL, INC.

                By:           /s/  Eric D. Hovde
                   -----------------------------------
                          Eric D. Hovde
                Its:      President

                FINANCIAL INSTITUTION PARTNERS II, L.P., by its General Partner, HOVDE CAPITAL, L.L.C.

                By:           /s/  Eric D. Hovde
                   -----------------------------------
                          Eric D. Hovde
                Its:      Managing Member

                HOVDE CAPITAL, L.L.C.

                By:           /s/  Eric D. Hovde
                   -----------------------------------
                          Eric D. Hovde
                Its:      Managing Member

                HANCOCK PARK ACQUISITION, L.P., by its General Partner, HANCOCK PARK ACQUISITION, L.L.C.

                By:           /s/  Eric D. Hovde
                   -----------------------------------
                          Eric D. Hovde
                Its:      Member

                HANCOCK PARK ACQUISITION, L.L.C.

                By:           /s/  Eric D. Hovde
                   -----------------------------------
                          Eric D. Hovde
                Its:      Member




Page 24 of 67 Pages

                WESTERN ACQUISITION PARTNERS, L.P., by its General Partner, WESTERN ACQUISITIONS, L.L.C..

                By:           /s/  Eric D. Hovde
                   -----------------------------------
                          Eric D. Hovde
                Its:      Managing Member

                WESTERN ACQUISITIONS, L.L.C.

                By:           /s/  Eric D. Hovde
                   ----------------------------------
                          Eric D. Hovde
                Its:      Managing Member




Page 25 of 67 Pages

                  BRACKETS USED TO DENOTE LOCATION OF PORTIONS
            OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT







Page 26 of 67 Pages

                                                                       EXHIBIT B










                                    [OMITTED]




Page 27 of 67 Pages

                                                                       EXHIBIT C

                               CUSTOMER AGREEMENT

     This agreement sets forth the terms and conditions pursuant to which we, NationsBanc Montgomery Securities LLC, and our successors and assigns, will maintain your account for purchases and sales of "securities and other property," which means, but is not limited to securities, financial instruments, commodities and money of every kind and nature and related contracts and options. This definition includes securities or other property currently or hereafter held, carried or maintained by, or in the possession or control of, us or any of our related entities for any purpose in and for any account now or hereafter opened by you. You understand that, if your account is a cash account, the provisions of paragraphs 18 & 19 are not binding upon you unless you enter into a margin transaction and, if your account is a commodities account, the provisions of paragraph 14 shall not be applicable.

1. APPLICABLE LAW AND REGULATIONS. All transactions in your account shall be subject to all applicable laws and the rules and regulations of all federal, state and self-regulatory agencies, including, but not limited to, the Board of Governors of the Federal Reserve System and the constitution, rules, customs and usages of the exchange or market (and its clearing house) where the transactions are executed.

2. SECURITY INTEREST AND LIEN. All securities or other property which we may at any time be carrying or maintaining for you or which may at any time be in our possession or control for any purpose, including safekeeping, shall be subject to a general lien for the discharge of all of your obligations to us, irrespective of whether or not we have made advances in connection with such securities or other property, and irrespective of the number of accounts you may have with us.

3. DEPOSITS ON CASH TRANSACTIONS. If at any time NationsBanc Montgomery Securities LLC considers it necessary for its protection, it may in its discretion require you to deposit cash or collateral in your account to assure due performance by you of your open contractual commitments.

4. BREACH OR DEFAULT. In the event of any breach by you of any agreement with us, or any default by you in any obligation to us, or should you die or file a petition in bankruptcy or for the appointment of a receiver by or against you, or should we for any reason whatsoever deem it necessary for our protection, we are hereby authorized, at our discretion, to sell any or all of the securities and other property in any of your accounts which may be in our possession or control, or which we may be carrying or maintaining for you (either individually or jointly with others), or to buy-in any securities or other property of which your account or accounts may be short, or to cancel any other standing orders, to close out your account or accounts in whole or in part or in order to close out any commitment made on your behalf. Any such sale, purchase or cancellation may be made according to our judgment and may be made, at our discretion, on the exchange or other market where such business is then usually transacted, or at public auction or at private sale, without advertising the same and without notice to you or to your personal representative, and without prior tender, demand or call of any kind upon you, or upon your personal representative (each of which is expressly waived by you), and we may purchase the whole or any part thereof free from any right of redemption, and you shall remain liable for any deficiency; it being understood that a prior tender, demand, call or notice of any kind shall not be considered a waiver of our right to sell or buy any securities and/or other property held by us, or owed us by you, at any time as hereinbefore provided. Nothing in this agreement shall be construed as relieving you of any obligations imposed by law.

5. FINALITY OF REPORTS. Reports of execution of orders and statements of your accounts shall become conclusive if not objected to in writing, the former within five days, and the latter within ten days, after forwarding by us to you by mail or otherwise.

6. RECEIPT OF TRUTH-IN-LENDING. You hereby acknowledge receipt and review of NationsBanc Montgomery Securities LLC's Truth-In-Lending disclosure statement contained here within. You understand that interest will be charged on any debit balances in accordance with the methods described in that statement or in any amendment or revision thereto which may be provided to you. It is understood and agreed that the interest charge made to your account at the close of one charge period will be compounded, unless paid; that is, the unpaid interest charge for previous periods will be added to the opening balance for the next charge period, thereby becoming part of the principal amount due and bearing like interest.

7. TRANSFERS BETWEEN ACCOUNTS. At any time and from time to time, at our discretion, we may without notice to you apply and/or transfer any or all securities and/or other property of yours interchangeably between any of your accounts.



Page 28 of 67 Pages

8. SELL ORDERS. It is understood and agreed that you will designate any sell order for a short account which you place with us as a "short sale" and hereby authorize us to mark such order as being "short," and when placing with us any order for a long account, will designate it as such and hereby authorize us to mark such order as being "long." Any sell order which you shall designate as being for long account as above provided is for securities then owned by you and, if such securities are not then deliverable by us from any of your accounts, the placing of such order shall constitute a representation by you that it is impracticable for you to then deliver such securities to us but that you will deliver them as soon as it is possible for you to do so without undue inconvenience or expense.

9. AGE, BENEFICIAL INTEREST. If you are an individual, you represent that you are of full legal age, and, in any event not less than eighteen years of age. You further represent that no one except you has an interest in your account with us.

10. OPERATIONAL MATTERS. NationsBanc Montgomery Securities LLC primarily uses banks located in California and New York to issue checks. Also, when we hold securities for your account, dividends and interest are credited on or about the payable date as received. Most of our customers prefer to have these funds held in their accounts, and this will be the procedure which we will follow with your account unless you advise us of an alternative procedure which you would prefer. For example, we could arrange for checks to be sent to you monthly. If you require special arrangements, please bring the matter to our attention. NationsBanc Montgomery Securities LLC's policy is not to receive remuneration for directing orders to particular brokers/ dealers or market centers for execution. Notwithstanding this policy, should NationsBanc Montgomery Securities LLC receive such remuneration on any transaction, appropriate disclosure will be made.

11. CREDIT REPORT. NationsBanc Montgomery Securities LLC may, in its discretion, request an investigative consumer report on you as a credit reference, which report may include information with respect to character, general reputation, personal characteristics and mode of living. In accordance with the Fair Credit Reporting Act, a copy of any such report, if obtained, will be made available to you upon written request.

12. CLEARANCE ACCOUNTS. If NationsBanc Montgomery Securities LLC carries your account as clearing broker by arrangement with another broker through whose courtesy your account has been introduced, then unless NationsBanc Montgomery Securities LLC receives from you a written notice to the contrary, NationsBanc Montgomery Securities LLC shall accept from such other broker, without any inquiry or investigation by us, (i) orders for the purchase and sale of securities and other property on margin or otherwise, and (ii) any other instructions concerning said account. You understand NationsBanc Montgomery Securities LLC shall have no responsibility or liability to you for any acts or omissions of such other broker, its officers, employees or agents.

13. WAIVER, ASSIGNMENT AND NOTICES. No term or provision of this Agreement may be waived or modified unless in writing and signed by the party against whom such waiver or modification is sought to be enforced. NationsBanc Montgomery Securities LLC's failure to insist at any time upon strict compliance with this Agreement or with any of the terms hereunder or any continued course of such conduct on its part shall in no event constitute or be considered a waiver by NationsBanc Montgomery Securities LLC of any of its rights or privileges. This Agreement contains the entire understanding between you and NationsBanc Montgomery Securities LLC concerning the subject matter of this Agreement. You may not assign your rights or obligations hereunder without first obtaining the prior written consent of NationsBanc Montgomery Securities LLC. Notice or other communications, including margin calls, delivered or mailed to the address given below shall, until NationsBanc Montgomery Securities LLC has received notice in writing of a different address, be deemed to have been personally delivered to you.

14.  ARBITRATION.

 -      ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

 - THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

 - PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

 - THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.





Page 29 of 67 Pages

 - THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

YOU AGREE, AND BY CARRYING AN ACCOUNT FOR YOU, WE AGREE, THAT ALL CONTROVERSIES WHICH MAY ARISE BETWEEN US CONCERNING ANY TRANSACTION OR THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS OR ANY OTHER AGREEMENT BETWEEN US, WHETHER ENTERED INTO PRIOR, ON, OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED ONLY IN THE FORUMS PROVIDED BY THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR THE BOARD OF GOVERNORS OF THE NEW YORK STOCK EXCHANGE, INC., AS YOU MAY ELECT. IF YOU DO NOT MAKE SUCH ELECTION BY REGISTERED MAIL ADDRESSED TO NATIONSBANC MONTGOMERY SECURITIES LLC, 600 MONTGOMERY STREET, SAN FRANCISCO, CA 94111,
ATTENTION: LEGAL DEPARTMENT, AND RECEIVED WITHIN FIVE DAYS AFTER DEMAND BY US THAT YOU MAKE SUCH ELECTION, THEN NATIONSBANC MONTGOMERY SECURITIES LLC MAY MAKE SUCH ELECTION. THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:
(i)   the class certification is denied;
(ii)  the class is decertified; or
(iii) the customer is excluded from the class by the court.
Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

15. NEW YORK LAW TO GOVERN. This Agreement and its enforcement shall be governed by the laws of the State of New York (without regard to any principles of conflicts of law) and its provisions shall be continuous; shall cover individually and collectively all accounts which you may open or reopen with us, and shall inure to the benefit of our present organization, and any successor organization, irrespective of any change or changes at any time in the personnel thereof, for any cause whatsoever, and of the assigns of our present organization or any successor organization, and shall be binding upon you, and/or your estate, executors, administrators, heirs and assigns.

16. PARTIAL UNENFORCEABILITY. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or a regulatory body having jurisdiction over the subject matter of this Agreement or is held to be invalid, void or unenforceable by reason of any law, rule, administrative order or judicial decision, such provision shall be deemed to be rescinded or modified in accordance with any such law, rule, regulation, order or decision. In all other respects, this Agreement shall continue and remain in full force and effect.

17. LIMIT ORDERS. NationsBanc Montgomery Securities LLC reserves the right to not accept from customers limit orders in NASDAQ or over-the-counter securities in which it acts as a market maker.

18. MARGIN IN MARGIN ACCOUNTS (NOT APPLICABLE TO CASH ACCOUNTS). You hereby agree to maintain such margin in your margin account as NationsBanc Montgomery Securities LLC may in its discretion require and you agree to pay forthwith on demand any debit balance owing with respect to any of your margin accounts, and if not paid this shall be a breach of this Agreement and NationsBanc Montgomery Securities LLC may take such action as it considers necessary for its protection in accordance with this Agreement. You understand that, even if NationsBanc Montgomery Securities LLC has a policy of giving customers notice of a margin deficiency, NationsBanc Montgomery Securities LLC is not obligated to request additional margin from you, and there may be circumstances where NationsBanc Montgomery Securities LLC will liquidate securities and/or other property in your account without notice to you. You will be charged interest on your debit balance which if not paid at the close of an interest period will be added to the opening balance for the next interest period. Please consult the attached disclosure statement for an outline of NationsBanc Montgomery Securities LLC's interest policies.




Page 30 of 67 Pages

                                                                     CASH/MARGIN

19. CUSTOMER'S CONSENT TO LOAN OR PLEDGE OF SECURITIES AND OTHER PROPERTY (NOT APPLICABLE TO CASH ACCOUNTS). You hereby authorize NationsBanc Montgomery Securities LLC to lend either to itself or to others any securities and other property held by NationsBanc Montgomery Securities LLC in your margin account and to carry all such property in its general loans and such property may be pledged, repledged, hypothecated or rehypothecated, without notice to you, either separately or in common with other such property for any amounts due to NationsBanc Montgomery Securities LLC thereon or for a greater sum, and NationsBanc Montgomery Securities LLC shall have no obligation to retain a like amount of similar property in its possession and control.

     BY SIGNING THIS AGREEMENT YOU ACKNOWLEDGE THAT THE SECURITIES IN YOUR MARGIN ACCOUNT MAY BE LOANED TO NATIONSBANC MONTGOMERY SECURITIES LLC OR LOANED OUT TO OTHERS AND THAT YOU HAVE RECEIVED AND REVIEWED A COPY OF THIS AGREEMENT.

     THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PAGES 2-3 AT PARAGRAPH 14.

     IF JOINT ACCOUNT BOTH PARTIES MUST SIGN. PERSONS SIGNING ON BEHALF OF OTHERS PLEASE INDICATE TITLE OR CAPACITY IN WHICH YOU HAVE SIGNED.



Financial Institution Partners II, L.P.
---------------------------------------
      (TYPED OR PRINTED NAME)
By: Hovde Capital, L.L.C., general partner
By: Richard J. Perry, Jr., Secretary
---------------------------------------
              (SIGNATURE)

/s/ Richard J. Perry, Jr.
---------------------------------------
              (SIGNATURE)


1824 Jefferson Place, N.W.
---------------------------------------
            (MAILING ADDRESS)

Washington         DC           20036
---------------------------------------
 (CITY)         (STATE)          (ZIP)

                2/4/98
---------------------------------------
                (DATE)


Acct.
No:
   ------------------------------------





Page 31 of 67 Pages

                                                                       EXHIBIT D


NationsBanc Montgomery Securities LLC

                             PRIME BROKER AGREEMENT

In accordance with the requirements set forth in the January 25, 1994 No-Action Letter of the Division of Market Regulation of the Securities and Exchange Commission (the "No-Action Letter"), NationsBanc Montgomery Securities LLC ("NMS"), a North Carolina corporation, and each Customer on whose behalf this agreement has been executed ("Customer"), hereby agree as follows.

1. As of October 3, 1994 or such later date when the No-Action Letter shall become effective, this Agreement shall apply to all transactions in which NMS is given up as the prime broker for Customer; i.e. transactions executed for Customer by one or more executing brokers (each, an "Executing Broker"), which transactions are submitted to NMS for clearance and settlement.

2. If Customer is the beneficial owner of an account managed by an Investment Advisor registered with the Securities and Exchange Commission under the Investment Advisors Act of 1940 or such other authorized agent, attorney-in-fact or third party ("Investment Advisor"), then this Agreement has been executed on Customer's behalf by such Investment Advisor. Each Customer on whose behalf this Agreement has been executed is named on Schedule A hereto, as such Schedule may be modified from time to time. Investment Advisor represents and warrants that it has on file written authorization to execute agreements on behalf of each Customer named on Schedule A and shall indemnify and hold NMS harmless from any claim or claims arising from Investment Advisor's unauthorized execution of this Agreement on any such Customer's behalf.

3. All Executing Brokers through whom Customer or Investment Advisor, as the case may be, is initially authorized to execute prime brokerage transactions are identified on Schedule B hereto. Prior to entering into a prime brokerage transaction with an Executing Broker not identified on Schedule B. Customer or Investment Advisor shall state in a writing sent via facsimile to NMS that it desires to do so and confirm with NMS that a prime brokerage agreement has been executed- between NMS and such Executing Broker. Upon execution of a prime brokerage agreement between NMS and such Executing Broker, Schedule B hereto shall be deemed automatically amended to include such Executing Broker and, only thereafter, may Customer execute prime brokerage transactions with such Executing Broker pursuant to this Agreement.

4. Customer or Investment Advisor, as the case may be, will promptly notify NMS of each transaction executed by an Executing Broker on Customer's behalf, no later than the close of business on trade date. At a minimum, such notice will include the security involved, the number of shares or units, the price per share or unit, whether the transaction was a long or short sale or a purchase, the Executing Broker and the Executing Broker's commission.





Page 32 of 67 Pages

5. On the next business day following trade date, NMS will send to Customer, or if requested in writing, to Investment Advisor, notification confirming the details of each transaction executed by Executing Broker on Customer's behalf, based upon the information provided to NMS by Customer or Investment Advisor. Such notification will include all information required for a confirmation pursuant to Rule 10b-10 under the Securities Exchange Act of 1934 ("Rule 10b-10"), except the capacity of the executing broker, an average price designation, and, in principal trades, the reported trade price and the difference between that price and the net price to Customer, if this information has not been provided to NMS by Customer or Investment Advisor. In addition, the notification will disclose any transaction-based charges imposed by NMS and any commission charged by Executing Broker.

6. NMS will settle transactions on Customer's behalf, unless, during the time permitted for disaffirmations under the agreement then in effect between NMS and Executing Broker, NMS disaffirms all unsettled transactions of Customer that NMS determines to disaffirm in good faith and in accordance with reasonable commercial standards. NMS will promptly send to Customer or Investment Advisor, as applicable, a notice of cancellation of all disaffirmed transactions to offset any notifications sent previously. NMS shall not be responsible for the clearance and settlement of transactions that it disaffirms. Rather, Customer shall be responsible and liable solely to Executing Broker(s) for the clearance and settlement of such transactions.

7. Without limiting the generality of the foregoing, if Customer is the beneficial owner of an account managed by an Investment Advisor registered under the Investment Advisor's Act of 1940, NMS, in its sole and absolute discretion, may elect not to settle prime brokerage transactions on behalf of Customer if Customer fails to maintain in its account with NMS minimum net equity of at least $250,000 in cash or securities with a ready market as defined in Rule 15c3-l(c)(11) under the Securities Exchange Act of 1934. Otherwise, if Customer is not the beneficial owner of an account managed by an Investment Advisor registered under the Investment Advisor's Act of 1940, NMS, in its sole and absolute discretion, may elect not to settle prime brokerage transactions on behalf of Customer if Customer fails to maintain in its account with NMS minimum net equity of at least $1,000,000 in cash or securities with a ready market as defined in Rule 15c3-l(c)(11) under the Securities Exchange Act of 1934.

8. Furthermore, in the event net equity in Customer's account with NMS falls below the minimum amount set forth in the No-Action Letter, Customer shall have until 12:00 noon of the fifth business day following the date on which net equity fell below the minimum amount to restore net equity to the level required in the No-Action Letter. If Customer fails to restore net equity to the required level, NMS shall notify each Executing Broker, by the same day's close of business, that NMS is no longer acting as Prime Broker for Customer. As of the day following such notice, NMS may not accept any prime brokerage transactions commenced on behalf of Customer.





Page 33 of 67 Pages

9. So long as this Agreement is in effect, NMS will be responsible to ensure that all transactions which it has affirmed and not subsequently disaffirmed, and is obligated to clear, are cleared between NMS and Customer, and accordingly, appear on NMS's books in either a cash or margin account for Customer and conform to Regulation T promulgated by the Board of Governors of the Federal Reserve System and applicable self-regulatory organization margin requirements.

10. Customer may instruct, in a writing separate from the prime brokerage agreement between Customer and Executing Broker, Executing Broker to send confirmations of transactions, as required by Rule l0b-10, to Customer in care of NMS. Confirmations received by NMS on Customer's behalf are available to Customer without charge, promptly upon request. The parties acknowledge that providing such an instruction is not a condition to entering into this Agreement, nor shall Customer be charged differential fees or otherwise receive incentives for providing such an instruction.

11. NMS is hereby authorized to disclose Customer's name and address to each Executing Broker identified on Schedule B. as such Schedule may be modified from time to time, to enable such Executing Broker to establish on its books an account for Customer to be used in the event transactions are disaffirmed by NMS.

12. NMS will issue to Customer a statement of account at least on a quarterly basis. The statement will include all transactions that occurred during the statement period and the resultant security positions and money balances.

13. Customer represents and warrants that it is currently in compliance, and during the term of this Agreement will remain in compliance, with all applicable requirements of the No-Action Letter, and any supplements or amendments thereto; including, in particular, the requirement that it execute an agreement similar to this Agreement with each Executing Broker at any point in time identified on Schedule B.

14. In the event of an inconsistency between any term or terms of this Agreement and those of any Cash Account Agreement, Margin Agreement or Clearing Agreement between the parties, this Agreement shall control to the extent of such inconsistency.

15. This Agreement may be amended or modified only by NMS upon prior written notice to Investment Advisor or Customer. Such amendment or modification shall become effective immediately in the event Customer continues to accept prime brokerage services from NMS after the date on which such notice is given.

16. This Agreement may be terminated by either party hereto upon prior written notice. Any such termination shall not affect Customer's liabilities and obligations to NMS with respect to transactions executed prior to such termination.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.



Page 34 of 67 Pages

18.  (a)  ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

          (b) THE PARTIES ARE WAIVING THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

          (c) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

          (d) THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR SEEK MODIFICATIONS OR RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

          (e) THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY CONTROVERSY BETWEEN NMS OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR PARTNERS, OFFICERS, DIRECTORS OR EMPLOYEES ON THE ONE HAND, AND CUSTOMER AND/OR INVESTMENT ADVISOR ON THE OTHER HAND, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACCOUNTS ESTABLISHED HEREUNDER, SHALL BE SETTLED BY ARBITRATION, IN ACCORDANCE WITH THE RULES THEN OBTAINING OF THE NEW YORK STOCK EXCHANGE, INC. (OR SUCH OTHER ARBITRATION PANEL OR BOARD AS MAY BE REQUIRED BY
LAW). ANY AWARD OF THE ARBITRATORS SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement, WHICH IS ACKNOWLEDGED TO CONTAIN A PRE-DISPUTE ARBITRATION CLAUSE, to be duly executed and delivered as of the date set forth below.



Financial Institution Partners II, L.P.
-------------------------------------------------
CUSTOMER OR INVESTMENT ADVISOR                              ACCEPTED AND AGREED TO:
                                                            NATIONSBANC MONTGOMERY
By:   HOVDE CAPITAL, L.L.C., general partner                SECURITIES LLC AS PRIME BROKER

By:          /s/ Richard J. Perry, Jr.                      By:         /s/ Glenn Dailey
   ----------------------------------------------              -----------------------------------------

Richard J. Perry, Jr., Secretary                                        Senior Managing Director
-------------------------------------------------           --------------------------------------------
           Print Name and Title                                           Print Name and Title


Date:       2/4/98                                          Date:       2/5/98
     --------------------------------------------                ---------------------------------------

Page 35 of 67 Pages

                                                                       EXHIBIT E

NationsBanc Montgomery Securities LLC

                                           --------------------------------
                                           ACCOUNT NUMBER

                                           --------------------------------
                                           ACCOUNT NAME

                              PARTNERSHIP AGREEMENT

Ladies and Gentlemen:

In consideration of your opening and carrying a partnership account in the name of Financial Institution Partners II, L.P. a duly organized partnership (the "Partnership") of which each of the undersigned is a general partner, the undersigned jointly and severally agree that each of the following persons, to wit:

Eric D. Hovde                           Steven D. Hovde
-----------------------------           -----------------------

Richard J. Perry, Jr.
-----------------------------           -----------------------

are hereby appointed the authorized agents and attorneys-in-fact of the Partnership (the "Authorized Agents"), and shall have authority on behalf of the Partnership, and for its account and risk, to buy, sell (including short sales), tender, convert, exchange, trade and otherwise deal in, through you as brokers, stocks, bonds, options and any other securities (on margin or otherwise) in accordance with your terms and conditions for the Partnership account.

You are authorized to follow the instructions of the Authorized Agents in every respect concerning said account, and to deliver to them on behalf of the Partnership account all demands, notices, confirmations, reports, statements of accounts, and communications of every kind; to deliver to them on behalf of the Partnership account money, securities and property of every kind, and to follow the orders of said Authorized Agents regarding the same. The Authorized Agents are hereby authorized to execute and deliver on behalf of the Partnership account agreements relating to any of the foregoing matters and to terminate or modify same or waive any of the provisions thereof; and generally to deal with you on behalf of the Partnership account as fully and completely as if each alone were interested in said accounts, all without notice to the other or others interested in said account.

This Authorization and indemnity is in addition to, and in no way limits or restricts, any rights which you have under any other agreement or agreements between you and the undersigned, or any of them, now existing or hereafter entered into, and is binding on the Partnership and its legal representatives, successors and assigns. This authorization and indemnity is also a continuing one and shall remain in full force and effect until revoked by a written notice, addressed to you and delivered to you at your principal office in San Francisco. No such revocation shall affect any liability arising out of any transaction initiated prior to such revocation. The undersigned, jointly and severally agree to indemnify and hold you harmless from and to pay you promptly on demand any debit balance in said account, including any loss or debit balance resulting from transactions initiated prior to receipt of such revocation.

The undersigned hereby certify that the general and/or limited partners of said Partnership are as follows: *

Name       N/A                     Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

*or attach signature page(s) of partnership

Page 36 of 67 Pages

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

The undersigned further authorizes you, in the event of death or retirement of any of the general and/or limited partners of said Partnership, to take such proceedings, require such papers, retain such portions or restrict transactions in said account as you may deem advisable to protect you against any liability, penalty or loss under any present or future laws or otherwise. It is further agreed that in the event of the death or retirement of any member of the said Partnership the remaining members will immediately cause you to be notified of such fact.

This Authorization and indemnity and its enforcement shall be governed by the laws of the State of New York, shall cover individually and collectively all accounts covered by this agreement and authorization which the undersigned may open or reopen with you, and shall inure to the benefit of your present organization, and any successor organization, irrespective of any change or changes of any kind of the personnel thereof for any cause whatsoever, and of the assigns of your present organization or any successor organization.

CUSTOMER CONSENT TO LOAN OR PLEDGE OF SECURITIES AND OTHER PROPERTY (NOT APPLICABLE TO CASH ACCOUNTS): each of the undersigned has signed the enclosed Customer's Agreement and Customer's Loan Consent which are intended to cover, in addition to the provisions hereof, the terms upon which the Partnership is to be carried.



                                   Very truly yours,

                                   HOVDE CAPITAL, L.L.C.

Dated:      2/4/98               By:     /s/ Richard J. Perry, Jr.
      -----------------------       --------------------------------
                                    General Partner(s)

                                    --------------------------------


                                    --------------------------------

Page 37 of 67 Pages

                                                                      EXHIBIT F

                               CUSTOMER AGREEMENT

     This agreement sets forth the terms and conditions pursuant to which we, NationsBanc Montgomery Securities LLC, and our successors and assigns, will maintain your account for purchases and sales of "securities and other property," which means, but is not limited to securities, financial instruments, commodities and money of every kind and nature and related contracts and options. This definition includes securities or other property currently or hereafter held, carried or maintained by, or in the possession or control of, us or any of our related entities for any purpose in and for any account now or hereafter opened by you. You understand that, if your account is a cash account, the provisions of paragraphs 18 & 19 are not binding upon you unless you enter into a margin transaction and, if your account is a commodities account, the provisions of paragraph 14 shall not be applicable.

1. APPLICABLE LAW AND REGULATIONS. All transactions in your account shall be subject to all applicable laws and the rules and regulations of all federal, state and self-regulatory agencies, including, but not limited to, the Board of Governors of the Federal Reserve System and the constitution, rules, customs and usages of the exchange or market (and its clearing house) where the transactions are executed.

2. SECURITY INTEREST AND LIEN. All securities or other property which we may at any time be carrying or maintaining for you or which may at any time be in our possession or control for any purpose, including safekeeping, shall be subject to a general lien for the discharge of all of your obligations to us, irrespective of whether or not we have made advances in connection with such securities or other property, and irrespective of the number of accounts you may have with us.

3. DEPOSITS ON CASH TRANSACTIONS. If at any time NationsBanc Montgomery Securities LLC considers it necessary for its protection, it may in its discretion require you to deposit cash or collateral in your account to assure due performance by you of your open contractual commitments.

4. BREACH OR DEFAULT. In the event of any breach by you of any agreement with us, or any default by you in any obligation to us, or should you die or file a petition in bankruptcy or for the appointment of a receiver by or against you, or should we for any reason whatsoever deem it necessary for our protection, we are hereby authorized, at our discretion, to sell any or all of the securities and other property in any of your accounts which may be in our possession or control, or which we may be carrying or maintaining for you (either individually or jointly with others), or to buy-in any securities or other property of which your account or accounts may be short, or to cancel any other standing orders, to close out your account or accounts in whole or in part or in order to close out any commitment made on your behalf. Any such sale, purchase or cancellation may be made according to our judgment and may be made, at our discretion, on the exchange or other market where such business is then usually transacted, or at public auction or at private sale, without advertising the same and without notice to you or to your personal representative, and without prior tender, demand or call of any kind upon you, or upon your personal representative (each of which is expressly waived by you), and we may purchase the whole or any part thereof free from any right of redemption, and you shall remain liable for any deficiency; it being understood that a prior tender, demand, call or notice of any kind shall not be considered a waiver of our right to sell or buy any securities and/or other property held by us, or owed us by you, at any time as hereinbefore provided. Nothing in this agreement shall be construed as relieving you of any obligations imposed by law.

5. FINALITY OF REPORTS. Reports of execution of orders and statements of your accounts shall become conclusive if not objected to in writing, the former within five days, and the latter within ten days, after forwarding by us to you by mail or otherwise.

6. RECEIPT OF TRUTH-IN-LENDING. You hereby acknowledge receipt and review of NationsBanc Montgomery Securities LLC's Truth-In-Lending disclosure statement contained here within. You understand that interest will be charged on any debit balances in accordance with the methods described in that statement or in any amendment or revision thereto which may be provided to you. It is understood and agreed that the interest charge made to your account at the close of one charge period will be compounded, unless paid; that is, the unpaid interest charge for previous periods will be added to the opening balance for the next charge period, thereby becoming part of the principal amount due and bearing like interest.

7. TRANSFERS BETWEEN ACCOUNTS. At any time and from time to time, at our discretion, we may without notice to you apply and/or transfer any or all securities and/or other property of yours interchangeably between any of your accounts.

Page 38 of 67 Pages

8. SELL ORDERS. It is understood and agreed that you will designate any sell order for a short account which you place with us as a "short sale" and hereby authorize us to mark such order as being "short," and when placing with us any order for a long account, will designate it as such and hereby authorize us to mark such order as being "long." Any sell order which you shall designate as being for long account as above provided is for securities then owned by you and, if such securities are not then deliverable by us from any of your accounts, the placing of such order shall constitute a representation by you that it is impracticable for you to then deliver such securities to us but that you will deliver them as soon as it is possible for you to do so without undue inconvenience or expense.

9. AGE, BENEFICIAL INTEREST. If you are an individual, you represent that you are of full legal age, and, in any event not less than eighteen years of age. You further represent that no one except you has an interest in your account with us.

10. OPERATIONAL MATTERS. NationsBanc Montgomery Securities LLC primarily uses banks located in California and New York to issue checks. Also, when we hold securities for your account, dividends and interest are credited on or about the payable date as received. Most of our customers prefer to have these funds held in their accounts, and this will be the procedure which we will follow with your account unless you advise us of an alternative procedure which you would prefer. For example, we could arrange for checks to be sent to you monthly. If you require special arrangements, please bring the matter to our attention. NationsBanc Montgomery Securities LLC's policy is not to receive remuneration for directing orders to particular brokers/dealers or market centers for execution. Notwithstanding this policy, should NationsBanc Montgomery Securities LLC receive such remuneration on any transaction, appropriate disclosure will be made.

11. CREDIT REPORT. NationsBanc Montgomery Securities LLC may, in its discretion, request an investigative consumer report on you as a credit reference, which report may include information with respect to character, general reputation, personal characteristics and mode of living. In accordance with the Fair Credit Reporting Act, a copy of any such report, if obtained, will be made available to you upon written request.

12. CLEARANCE ACCOUNTS. If NationsBanc Montgomery Securities LLC carries your account as clearing broker by arrangement with another broker through whose courtesy your account has been introduced, then unless NationsBanc Montgomery Securities LLC receives from you a written notice to the contrary, NationsBanc Montgomery Securities LLC shall accept from such other broker, without any inquiry or investigation by us, (i) orders for the purchase and sale of securities and other property on margin or otherwise, and (ii) any other instructions concerning said account. You understand NationsBanc Montgomery Securities LLC shall have no responsibility or liability to you for any acts or omissions of such other broker, its officers, employees or agents.

13. WAIVER, ASSIGNMENT AND NOTICES. No term or provision of this Agreement may be waived or modified unless in writing and signed by the party against whom such waiver or modification is sought to be enforced. NationsBanc Montgomery Securities LLC's failure to insist at any time upon strict compliance with this Agreement or with any of the terms hereunder or any continued course of such conduct on its part shall in no event constitute or be considered a waiver by NationsBanc Montgomery Securities LLC of any of its rights or privileges. This Agreement contains the entire understanding between you and NationsBanc Montgomery Securities LLC concerning the subject matter of this Agreement. You may not assign your rights or obligations hereunder without first obtaining the prior written consent of NationsBanc Montgomery Securities LLC. Notice or other communications, including margin calls, delivered or mailed to the address given below shall, until NationsBanc Montgomery Securities LLC has received notice in writing of a different address, be deemed to have been personally delivered to you.

14.  ARBITRATION.

-         ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

- THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

- PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

- THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

Page 39 of 67 Pages

- THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

YOU AGREE, AND BY CARRYING AN ACCOUNT FOR YOU, WE AGREE, THAT ALL CONTROVERSIES WHICH MAY ARISE BETWEEN US CONCERNING ANY TRANSACTION OR THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS OR ANY OTHER AGREEMENT BETWEEN US, WHETHER ENTERED INTO PRIOR, ON, OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED ONLY IN THE FORUMS PROVIDED BY THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR THE BOARD OF GOVERNORS OF THE NEW YORK STOCK EXCHANGE, INC., AS YOU MAY ELECT. IF YOU DO NOT MAKE SUCH ELECTION BY REGISTERED MAIL ADDRESSED TO NATIONSBANC MONTGOMERY SECURITIES LLC, 600 MONTGOMERY STREET, SAN FRANCISCO, CA 94111,
ATTENTION: LEGAL DEPARTMENT, AND RECEIVED WITHIN FIVE DAYS AFTER DEMAND BY US THAT YOU MAKE SUCH ELECTION, THEN NATIONSBANC MONTGOMERY SECURITIES LLC MAY MAKE SUCH ELECTION. THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:
(i)   the class certification is denied;
(ii)  the class is decertified; or
(iii) the customer is excluded from the class by the court.
Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

15. NEW YORK LAW TO GOVERN. This Agreement and its enforcement shall be governed by the laws of the State of New York (without regard to any principles of conflicts of law) and its provisions shall be continuous; shall cover individually and collectively all accounts which you may open or reopen with us, and shall inure to the benefit of our present organization, and any successor organization, irrespective of any change or changes at any time in the personnel thereof, for any cause whatsoever, and of the assigns of our present organization or any successor organization, and shall be binding upon you, and/or your estate, executors, administrators, heirs and assigns.

16. PARTIAL UNENFORCEABILITY. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or a regulatory body having jurisdiction over the subject matter of this Agreement or is held to be invalid, void or unenforceable by reason of any law, rule, administrative order or judicial decision, such provision shall be deemed to be rescinded or modified in accordance with any such law, rule, regulation, order or decision. In all other respects, this Agreement shall continue and remain in full force and effect.

17. LIMIT ORDERS. NationsBanc Montgomery Securities LLC reserves the right to not accept from customers limit orders in NASDAQ or over-the-counter securities in which it acts as a market maker.

18. MARGIN IN MARGIN ACCOUNTS (NOT APPLICABLE TO CASH ACCOUNTS). You hereby agree to maintain such margin in your margin account as NationsBanc Montgomery Securities LLC may in its discretion require and you agree to pay forthwith on demand any debit balance owing with respect to any of your margin accounts, and if not paid this shall be a breach of this Agreement and NationsBanc Montgomery Securities LLC may take such action as it considers necessary for its protection in accordance with this Agreement. You understand that, even if NationsBanc Montgomery Securities LLC has a policy of giving customers notice of a margin deficiency, NationsBanc Montgomery Securities LLC is not obligated to request additional margin from you, and there may be circumstances where NationsBanc Montgomery Securities LLC will liquidate securities and/or other property in your account without notice to you. You will be charged interest on your debit balance which if not paid at the close of an interest period will be added to the opening balance for the next interest period. Please consult the attached disclosure statement for an outline of NationsBanc Montgomery Securities LLC's interest policies.

Page 40 of 67 Pages

                                                                     CASH/MARGIN

19. CUSTOMER'S CONSENT TO LOAN OR PLEDGE OF SECURITIES AND OTHER PROPERTY (NOT APPLICABLE TO CASH ACCOUNTS). You hereby authorize NationsBanc Montgomery Securities LLC to lend either to itself or to others any securities and other property held by NationsBanc Montgomery Securities LLC in your margin account and to carry all such property in its general loans and such property may be pledged, repledged, hypothecated or rehypothecated, without notice to you, either separately or in common with other such property for any amounts due to NationsBanc Montgomery Securities LLC thereon or for a greater sum, and NationsBanc Montgomery Securities LLC shall have no obligation to retain a like amount of similar property in its possession and control.

     BY SIGNING THIS AGREEMENT YOU ACKNOWLEDGE THAT THE SECURITIES IN YOUR MARGIN ACCOUNT MAY BE LOANED TO NATIONSBANC MONTGOMERY SECURITIES LLC OR LOANED OUT TO OTHERS AND THAT YOU HAVE RECEIVED AND REVIEWED A COPY OF THIS AGREEMENT.

     THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PAGES 2-3 AT PARAGRAPH 14.

     IF JOINT ACCOUNT BOTH PARTIES MUST SIGN. PERSONS SIGNING ON BEHALF OF OTHERS PLEASE INDICATE TITLE OR CAPACITY IN WHICH YOU HAVE SIGNED.



            Financial Institution Partners, L.P.
-----------------------------------------------------------
                   (TYPED OR PRINTED NAME)
            By: Hovde Capital, Inc., general partner
            By: Richard J. Perry, Jr., Secretary
-----------------------------------------------------------
                          (SIGNATURE)

            /s/ Richard J. Perry, Jr.
-----------------------------------------------------------
                          (SIGNATURE)


            1824 Jefferson Place, N.W.
-----------------------------------------------------------
                       (MAILING ADDRESS)

Washington                          DC              20036
-----------------------------------------------------------
 (CITY)                              (STATE)    (ZIP)

                           2/4/98
-----------------------------------------------------------
                           (DATE)


Acct.
No:
   --------------------------------------------

Page 41 of 67 Pages

                                                                       EXHIBIT G

NationsBanc Montgomery Securities LLC

                             PRIME BROKER AGREEMENT

In accordance with the requirements set forth in the January 25, 1994 No-Action Letter of the Division of Market Regulation of the Securities and Exchange Commission (the "No-Action Letter"), NationsBanc Montgomery Securities LLC ("NMS"), a North Carolina corporation, and each Customer on whose behalf this agreement has been executed ("Customer"), hereby agree as follows.

1. As of October 3, 1994 or such later date when the No-Action Letter shall become effective, this Agreement shall apply to all transactions in which NMS is given up as the prime broker for Customer; i.e. transactions executed for Customer by one or more executing brokers (each, an "Executing Broker"), which transactions are submitted to NMS for clearance and settlement.

2. If Customer is the beneficial owner of an account managed by an Investment Advisor registered with the Securities and Exchange Commission under the Investment Advisors Act of 1940 or such other authorized agent, attorney-in-fact or third party ("Investment Advisor"), then this Agreement has been executed on Customer's behalf by such Investment Advisor. Each Customer on whose behalf this Agreement has been executed is named on Schedule A hereto, as such Schedule may be modified from time to time. Investment Advisor represents and warrants that it has on file written authorization to execute agreements on behalf of each Customer named on Schedule A and shall indemnify and hold NMS harmless from any claim or claims arising from Investment Advisor's unauthorized execution of this Agreement on any such Customer's behalf.

3. All Executing Brokers through whom Customer or Investment Advisor, as the case may be, is initially authorized to execute prime brokerage transactions are identified on Schedule B hereto. Prior to entering into a prime brokerage transaction with an Executing Broker not identified on Schedule B. Customer or Investment Advisor shall state in a writing sent via facsimile to NMS that it desires to do so and confirm with NMS that a prime brokerage agreement has been executed- between NMS and such Executing Broker. Upon execution of a prime brokerage agreement between NMS and such Executing Broker, Schedule B hereto shall be deemed automatically amended to include such Executing Broker and, only thereafter, may Customer execute prime brokerage transactions with such Executing Broker pursuant to this Agreement.

4. Customer or Investment Advisor, as the case may be, will promptly notify NMS of each transaction executed by an Executing Broker on Customer's behalf, no later than the close of business on trade date. At a minimum, such notice will include the security involved, the number of shares or units, the price per share or unit, whether the transaction was a long or short sale or a purchase, the Executing Broker and the Executing Broker's commission.

Page 42 of 67 Pages

5. On the next business day following trade date, NMS will send to Customer, or if requested in writing, to Investment Advisor, notification confirming the details of each transaction executed by Executing Broker on Customer's behalf, based upon the information provided to NMS by Customer or Investment Advisor. Such notification will include all information required for a confirmation pursuant to Rule 10b-10 under the Securities Exchange Act of 1934 ("Rule 10b-10"), except the capacity of the executing broker, an average price designation, and, in principal trades, the reported trade price and the difference between that price and the net price to Customer, if this information has not been provided to NMS by Customer or Investment Advisor. In addition, the notification will disclose any transaction-based charges imposed by NMS and any commission charged by Executing Broker.

6. NMS will settle transactions on Customer's behalf, unless, during the time permitted for disaffirmations under the agreement then in effect between NMS and Executing Broker, NMS disaffirms all unsettled transactions of Customer that NMS determines to disaffirm in good faith and in accordance with reasonable commercial standards. NMS will promptly send to Customer or Investment Advisor, as applicable, a notice of cancellation of all disaffirmed transactions to offset any notifications sent previously. NMS shall not be responsible for the clearance and settlement of transactions that it disaffirms. Rather, Customer shall be responsible and liable solely to Executing Broker(s) for the clearance and settlement of such transactions.

7. Without limiting the generality of the foregoing, if Customer is the beneficial owner of an account managed by an Investment Advisor registered under the Investment Advisor's Act of 1940, NMS, in its sole and absolute discretion, may elect not to settle prime brokerage transactions on behalf of Customer if Customer fails to maintain in its account with NMS minimum net equity of at least $250,000 in cash or securities with a ready market as defined in Rule 15c3-l(c)(11) under the Securities Exchange Act of 1934. Otherwise, if Customer is not the beneficial owner of an account managed by an Investment Advisor registered under the Investment Advisor's Act of 1940, NMS, in its sole and absolute discretion, may elect not to settle prime brokerage transactions on behalf of Customer if Customer fails to maintain in its account with NMS minimum net equity of at least $1,000,000 in cash or securities with a ready market as defined in Rule 15c3-l(c)(11) under the Securities Exchange Act of 1934.

8. Furthermore, in the event net equity in Customer's account with NMS falls below the minimum amount set forth in the No-Action Letter, Customer shall have until 12:00 noon of the fifth business day following the date on which net equity fell below the minimum amount to restore net equity to the level required in the No-Action Letter. If Customer fails to restore net equity to the required level, NMS shall notify each Executing Broker, by the same day's close of business, that NMS is no longer acting as Prime Broker for Customer. As of the day following such notice, NMS may not accept any prime brokerage transactions commenced on behalf of Customer.

Page 43 of 67 Pages

9. So long as this Agreement is in effect, NMS will be responsible to ensure that all transactions which it has affirmed and not subsequently disaffirmed, and is obligated to clear, are cleared between NMS and Customer, and accordingly, appear on NMS's books in either a cash or margin account for Customer and conform to Regulation T promulgated by the Board of Governors of the Federal Reserve System and applicable self-regulatory organization margin requirements.

10. Customer may instruct, in a writing separate from the prime brokerage agreement between Customer and Executing Broker, Executing Broker to send confirmations of transactions, as required by Rule l0b-10, to Customer in care of NMS. Confirmations received by NMS on Customer's behalf are available to Customer without charge, promptly upon request. The parties acknowledge that providing such an instruction is not a condition to entering into this Agreement, nor shall Customer be charged differential fees or otherwise receive incentives for providing such an instruction.

11. NMS is hereby authorized to disclose Customer's name and address to each Executing Broker identified on Schedule B. as such Schedule may be modified from time to time, to enable such Executing Broker to establish on its books an account for Customer to be used in the event transactions are disaffirmed by NMS.

12. NMS will issue to Customer a statement of account at least on a quarterly basis. The statement will include all transactions that occurred during the statement period and the resultant security positions and money balances.

13. Customer represents and warrants that it is currently in compliance, and during the term of this Agreement will remain in compliance, with all applicable requirements of the No-Action Letter, and any supplements or amendments thereto; including, in particular, the requirement that it execute an agreement similar to this Agreement with each Executing Broker at any point in time identified on Schedule B.

14. In the event of an inconsistency between any term or terms of this Agreement and those of any Cash Account Agreement, Margin Agreement or Clearing Agreement between the parties, this Agreement shall control to the extent of such inconsistency.

15. This Agreement may be amended or modified only by NMS upon prior written notice to Investment Advisor or Customer. Such amendment or modification shall become effective immediately in the event Customer continues to accept prime brokerage services from NMS after the date on which such notice is given.

16. This Agreement may be terminated by either party hereto upon prior written notice. Any such termination shall not affect Customer's liabilities and obligations to NMS with respect to transactions executed prior to such termination.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

Page 44 of 67 Pages

18.  (a)  ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

          (b) THE PARTIES ARE WAIVING THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

          (c) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

          (d) THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR SEEK MODIFICATIONS OR RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

          (e) THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY CONTROVERSY BETWEEN NMS OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR PARTNERS, OFFICERS, DIRECTORS OR EMPLOYEES ON THE ONE HAND, AND CUSTOMER AND/OR INVESTMENT ADVISOR ON THE OTHER HAND, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACCOUNTS ESTABLISHED HEREUNDER, SHALL BE SETTLED BY ARBITRATION, IN ACCORDANCE WITH THE RULES THEN OBTAINING OF THE NEW YORK STOCK EXCHANGE, INC. (OR SUCH OTHER ARBITRATION PANEL OR BOARD AS MAY BE REQUIRED BY
LAW). ANY AWARD OF THE ARBITRATORS SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement, WHICH IS ACKNOWLEDGED TO CONTAIN A PRE-DISPUTE ARBITRATION CLAUSE, to be duly executed and delivered as of the date set forth below.



Financial Institution Partners, L.P.
-------------------------------------------------
CUSTOMER OR INVESTMENT ADVISOR                              ACCEPTED AND AGREED TO:
                                                            NATIONSBANC MONTGOMERY
By:   HOVDE CAPITAL, INC., general partner                  SECURITIES LLC AS PRIME BROKER

By:         /s/ Richard J. Perry, Jr.                       By:         /s/ Glenn Dailey
   ----------------------------------------------              -----------------------------------------


Richard J. Perry, Jr., Secretary                                        Senior Managing Director
-------------------------------------------------           --------------------------------------------
            Print Name and Title                                               Print Name and Title


Date:       2/4/98                                          Date:       2/5/98
     --------------------------------------------                ---------------------------------------

Page 45 of 67 Pages

                                                                       EXHIBIT H

NationsBanc Montgomery Securities LLC

                                           --------------------------------
                                           ACCOUNT NUMBER

                                           --------------------------------
                                           ACCOUNT NAME

                              PARTNERSHIP AGREEMENT

Ladies and Gentlemen:

In consideration of your opening and carrying a partnership account in the name of Financial Institution Partners, L.P. a duly organized partnership (the "Partnership") of which each of the undersigned is a general partner, the undersigned jointly and severally agree that each of the following persons, to wit:

Eric D. Hovde                                Steven D. Hovde
-----------------------------                -----------------------------

Richard J. Perry, Jr.                        Braddock J. LaGrua
-----------------------------                -----------------------------

are hereby appointed the authorized agents and attorneys-in-fact of the Partnership (the "Authorized Agents"), and shall have authority on behalf of the Partnership, and for its account and risk, to buy, sell (including short sales), tender, convert, exchange, trade and otherwise deal in, through you as brokers, stocks, bonds, options and any other securities (on margin or otherwise) in accordance with your terms and conditions for the Partnership account.

You are authorized to follow the instructions of the Authorized Agents in every respect concerning said account, and to deliver to them on behalf of the Partnership account all demands, notices, confirmations, reports, statements of accounts, and communications of every kind; to deliver to them on behalf of the Partnership account money, securities and property of every kind, and to follow the orders of said Authorized Agents regarding the same. The Authorized Agents are hereby authorized to execute and deliver on behalf of the Partnership account agreements relating to any of the foregoing matters and to terminate or modify same or waive any of the provisions thereof; and generally to deal with you on behalf of the Partnership account as fully and completely as if each alone were interested in said accounts, all without notice to the other or others interested in said account.

This Authorization and indemnity is in addition to, and in no way limits or restricts, any rights which you have under any other agreement or agreements between you and the undersigned, or any of them, now existing or hereafter entered into, and is binding on the Partnership and its legal representatives, successors and assigns. This authorization and indemnity is also a continuing one and shall remain in full force and effect until revoked by a written notice, addressed to you and delivered to you at your principal office in San Francisco. No such revocation shall affect any liability arising out of any transaction initiated prior to such revocation. The undersigned, jointly and severally agree to indemnify and hold you harmless from and to pay you promptly on demand any debit balance in said account, including any loss or debit balance resulting from transactions initiated prior to receipt of such revocation.

The undersigned hereby certify that the general and/or limited partners of said Partnership are as follows: *

Name       N/A                     Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

*or attach signature page(s) of partnership

Page 46 of 67 Pages

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

The undersigned further authorizes you, in the event of death or retirement of any of the general and/or limited partners of said Partnership, to take such proceedings, require such papers, retain such portions or restrict transactions in said account as you may deem advisable to protect you against any liability, penalty or loss under any present or future laws or otherwise. It is further agreed that in the event of the death or retirement of any member of the said Partnership the remaining members will immediately cause you to be notified of such fact.

This Authorization and indemnity and its enforcement shall be governed by the laws of the State of New York, shall cover individually and collectively all accounts covered by this agreement and authorization which the undersigned may open or reopen with you, and shall inure to the benefit of your present organization, and any successor organization, irrespective of any change or changes of any kind of the personnel thereof for any cause whatsoever, and of the assigns of your present organization or any successor organization.

CUSTOMER CONSENT TO LOAN OR PLEDGE OF SECURITIES AND OTHER PROPERTY (NOT APPLICABLE TO CASH ACCOUNTS): each of the undersigned has signed the enclosed Customer's Agreement and Customer's Loan Consent which are intended to cover, in addition to the provisions hereof, the terms upon which the Partnership is to be carried.


                                      Very truly yours,

                                      HOVDE CAPITAL, INC.

Dated:      2/4/98                  By:     /s/ Richard J. Perry, Jr.
      -----------------------          -----------------------------------------
                                        General Partner(s)

                                       -----------------------------------------


                                       -----------------------------------------

Page 47 of 67 Pages

                                                                       EXHIBIT I

                               CUSTOMER AGREEMENT

     This agreement sets forth the terms and conditions pursuant to which we, NationsBanc Montgomery Securities LLC, and our successors and assigns, will maintain your account for purchases and sales of "securities and other property," which means, but is not limited to securities, financial instruments, commodities and money of every kind and nature and related contracts and options. This definition includes securities or other property currently or hereafter held, carried or maintained by, or in the possession or control of, us or any of our related entities for any purpose in and for any account now or hereafter opened by you. You understand that, if your account is a cash account, the provisions of paragraphs 18 & 19 are not binding upon you unless you enter into a margin transaction and, if your account is a commodities account, the provisions of paragraph 14 shall not be applicable.

1. APPLICABLE LAW AND REGULATIONS. All transactions in your account shall be subject to all applicable laws and the rules and regulations of all federal, state and self-regulatory agencies, including, but not limited to, the Board of Governors of the Federal Reserve System and the constitution, rules, customs and usages of the exchange or market (and its clearing house) where the transactions are executed.

2. SECURITY INTEREST AND LIEN. All securities or other property which we may at any time be carrying or maintaining for you or which may at any time be in our possession or control for any purpose, including safekeeping, shall be subject to a general lien for the discharge of all of your obligations to us, irrespective of whether or not we have made advances in connection with such securities or other property, and irrespective of the number of accounts you may have with us.

3. DEPOSITS ON CASH TRANSACTIONS. If at any time NationsBanc Montgomery Securities LLC considers it necessary for its protection, it may in its discretion require you to deposit cash or collateral in your account to assure due performance by you of your open contractual commitments.

4. BREACH OR DEFAULT. In the event of any breach by you of any agreement with us, or any default by you in any obligation to us, or should you die or file a petition in bankruptcy or for the appointment of a receiver by or against you, or should we for any reason whatsoever deem it necessary for our protection, we are hereby authorized, at our discretion, to sell any or all of the securities and other property in any of your accounts which may be in our possession or control, or which we may be carrying or maintaining for you (either individually or jointly with others), or to buy-in any securities or other property of which your account or accounts may be short, or to cancel any other standing orders, to close out your account or accounts in whole or in part or in order to close out any commitment made on your behalf. Any such sale, purchase or cancellation may be made according to our judgment and may be made, at our discretion, on the exchange or other market where such business is then usually transacted, or at public auction or at private sale, without advertising the same and without notice to you or to your personal representative, and without prior tender, demand or call of any kind upon you, or upon your personal representative (each of which is expressly waived by you), and we may purchase the whole or any part thereof free from any right of redemption, and you shall remain liable for any deficiency; it being understood that a prior tender, demand, call or notice of any kind shall not be considered a waiver of our right to sell or buy any securities and/or other property held by us, or owed us by you, at any time as hereinbefore provided. Nothing in this agreement shall be construed as relieving you of any obligations imposed by law.

5. FINALITY OF REPORTS. Reports of execution of orders and statements of your accounts shall become conclusive if not objected to in writing, the former within five days, and the latter within ten days, after forwarding by us to you by mail or otherwise.

6. RECEIPT OF TRUTH-IN-LENDING. You hereby acknowledge receipt and review of NationsBanc Montgomery Securities LLC's Truth-In-Lending disclosure statement contained here within. You understand that interest will be charged on any debit balances in accordance with the methods described in that statement or in any amendment or revision thereto which may be provided to you. It is understood and agreed that the interest charge made to your account at the close of one charge period will be compounded, unless paid; that is, the unpaid interest charge for previous periods will be added to the opening balance for the next charge period, thereby becoming part of the principal amount due and bearing like interest.

7. TRANSFERS BETWEEN ACCOUNTS. At any time and from time to time, at our discretion, we may without notice to you apply and/or transfer any or all securities and/or other property of yours interchangeably between any of your accounts.

Page 48 of 67 Pages

8. SELL ORDERS. It is understood and agreed that you will designate any sell order for a short account which you place with us as a "short sale" and hereby authorize us to mark such order as being "short," and when placing with us any order for a long account, will designate it as such and hereby authorize us to mark such order as being "long." Any sell order which you shall designate as being for long account as above provided is for securities then owned by you and, if such securities are not then deliverable by us from any of your accounts, the placing of such order shall constitute a representation by you that it is impracticable for you to then deliver such securities to us but that you will deliver them as soon as it is possible for you to do so without undue inconvenience or expense.

9. AGE, BENEFICIAL INTEREST. If you are an individual, you represent that you are of full legal age, and, in any event not less than eighteen years of age. You further represent that no one except you has an interest in your account with us.

10. OPERATIONAL MATTERS. NationsBanc Montgomery Securities LLC primarily uses banks located in California and New York to issue checks. Also, when we hold securities for your account, dividends and interest are credited on or about the payable date as received. Most of our customers prefer to have these funds held in their accounts, and this will be the procedure which we will follow with your account unless you advise us of an alternative procedure which you would prefer. For example, we could arrange for checks to be sent to you monthly. If you require special arrangements, please bring the matter to our attention. NationsBanc Montgomery Securities LLC's policy is not to receive remuneration for directing orders to particular brokers/dealers or market centers for execution. Notwithstanding this policy, should NationsBanc Montgomery Securities LLC receive such remuneration on any transaction, appropriate disclosure will be made.

11. CREDIT REPORT. NationsBanc Montgomery Securities LLC may, in its discretion, request an investigative consumer report on you as a credit reference, which report may include information with respect to character, general reputation, personal characteristics and mode of living. In accordance with the Fair Credit Reporting Act, a copy of any such report, if obtained, will be made available to you upon written request.

12. CLEARANCE ACCOUNTS. If NationsBanc Montgomery Securities LLC carries your account as clearing broker by arrangement with another broker through whose courtesy your account has been introduced, then unless NationsBanc Montgomery Securities LLC receives from you a written notice to the contrary, NationsBanc Montgomery Securities LLC shall accept from such other broker, without any inquiry or investigation by us, (i) orders for the purchase and sale of securities and other property on margin or otherwise, and (ii) any other instructions concerning said account. You understand NationsBanc Montgomery Securities LLC shall have no responsibility or liability to you for any acts or omissions of such other broker, its officers, employees or agents.

13. WAIVER, ASSIGNMENT AND NOTICES. No term or provision of this Agreement may be waived or modified unless in writing and signed by the party against whom such waiver or modification is sought to be enforced. NationsBanc Montgomery Securities LLC's failure to insist at any time upon strict compliance with this Agreement or with any of the terms hereunder or any continued course of such conduct on its part shall in no event constitute or be considered a waiver by NationsBanc Montgomery Securities LLC of any of its rights or privileges. This Agreement contains the entire understanding between you and NationsBanc Montgomery Securities LLC concerning the subject matter of this Agreement. You may not assign your rights or obligations hereunder without first obtaining the prior written consent of NationsBanc Montgomery Securities LLC. Notice or other communications, including margin calls, delivered or mailed to the address given below shall, until NationsBanc Montgomery Securities LLC has received notice in writing of a different address, be deemed to have been personally delivered to you.

14.  ARBITRATION.

-         ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

- THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

- PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

- THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

Page 49 of 67 Pages

- THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

YOU AGREE, AND BY CARRYING AN ACCOUNT FOR YOU, WE AGREE, THAT ALL CONTROVERSIES WHICH MAY ARISE BETWEEN US CONCERNING ANY TRANSACTION OR THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS OR ANY OTHER AGREEMENT BETWEEN US, WHETHER ENTERED INTO PRIOR, ON, OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED ONLY IN THE FORUMS PROVIDED BY THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR THE BOARD OF GOVERNORS OF THE NEW YORK STOCK EXCHANGE, INC., AS YOU MAY ELECT. IF YOU DO NOT MAKE SUCH ELECTION BY REGISTERED MAIL ADDRESSED TO NATIONSBANC MONTGOMERY SECURITIES LLC, 600 MONTGOMERY STREET, SAN FRANCISCO, CA 94111,
ATTENTION: LEGAL DEPARTMENT, AND RECEIVED WITHIN FIVE DAYS AFTER DEMAND BY US THAT YOU MAKE SUCH ELECTION, THEN NATIONSBANC MONTGOMERY SECURITIES LLC MAY MAKE SUCH ELECTION. THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:
(i)   the class certification is denied;
(ii)  the class is decertified; or
(iii) the customer is excluded from the class by the court.
Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

15. NEW YORK LAW TO GOVERN. This Agreement and its enforcement shall be governed by the laws of the State of New York (without regard to any principles of conflicts of law) and its provisions shall be continuous; shall cover individually and collectively all accounts which you may open or reopen with us, and shall inure to the benefit of our present organization, and any successor organization, irrespective of any change or changes at any time in the personnel thereof, for any cause whatsoever, and of the assigns of our present organization or any successor organization, and shall be binding upon you, and/or your estate, executors, administrators, heirs and assigns.

16. PARTIAL UNENFORCEABILITY. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or a regulatory body having jurisdiction over the subject matter of this Agreement or is held to be invalid, void or unenforceable by reason of any law, rule, administrative order or judicial decision, such provision shall be deemed to be rescinded or modified in accordance with any such law, rule, regulation, order or decision. In all other respects, this Agreement shall continue and remain in full force and effect.

17. LIMIT ORDERS. NationsBanc Montgomery Securities LLC reserves the right to not accept from customers limit orders in NASDAQ or over-the-counter securities in which it acts as a market maker.

18. MARGIN IN MARGIN ACCOUNTS (NOT APPLICABLE TO CASH ACCOUNTS). You hereby agree to maintain such margin in your margin account as NationsBanc Montgomery Securities LLC may in its discretion require and you agree to pay forthwith on demand any debit balance owing with respect to any of your margin accounts, and if not paid this shall be a breach of this Agreement and NationsBanc Montgomery Securities LLC may take such action as it considers necessary for its protection in accordance with this Agreement. You understand that, even if NationsBanc Montgomery Securities LLC has a policy of giving customers notice of a margin deficiency, NationsBanc Montgomery Securities LLC is not obligated to request additional margin from you, and there may be circumstances where NationsBanc Montgomery Securities LLC will liquidate securities and/or other property in your account without notice to you. You will be charged interest on your debit balance which if not paid at the close of an interest period will be added to the opening balance for the next interest period. Please consult the attached disclosure statement for an outline of NationsBanc Montgomery Securities LLC's interest policies.

Page 50 of 67 Pages

                                                                     CASH/MARGIN

19. CUSTOMER'S CONSENT TO LOAN OR PLEDGE OF SECURITIES AND OTHER PROPERTY (NOT APPLICABLE TO CASH ACCOUNTS). You hereby authorize NationsBanc Montgomery Securities LLC to lend either to itself or to others any securities and other property held by NationsBanc Montgomery Securities LLC in your margin account and to carry all such property in its general loans and such property may be pledged, repledged, hypothecated or rehypothecated, without notice to you, either separately or in common with other such property for any amounts due to NationsBanc Montgomery Securities LLC thereon or for a greater sum, and NationsBanc Montgomery Securities LLC shall have no obligation to retain a like amount of similar property in its possession and control.

     BY SIGNING THIS AGREEMENT YOU ACKNOWLEDGE THAT THE SECURITIES IN YOUR MARGIN ACCOUNT MAY BE LOANED TO NATIONSBANC MONTGOMERY SECURITIES LLC OR LOANED OUT TO OTHERS AND THAT YOU HAVE RECEIVED AND REVIEWED A COPY OF THIS AGREEMENT.

     THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PAGES 2-3 AT PARAGRAPH 14.

     IF JOINT ACCOUNT BOTH PARTIES MUST SIGN. PERSONS SIGNING ON BEHALF OF OTHERS PLEASE INDICATE TITLE OR CAPACITY IN WHICH YOU HAVE SIGNED.



            Hancock Park Acquisition, L.P.
-------------------------------------------------
                 (TYPED OR PRINTED NAME)
            By: Hancock Park Acquisition, L.L.C., general partner
            By: Richard J. Perry, Jr., Secretary
------------------------------------------------------
                        (SIGNATURE)

            /s/ Richard J. Perry, Jr.
------------------------------------------------------
                        (SIGNATURE)


            1824 Jefferson Place, N.W.
------------------------------------------------------
                      (MAILING ADDRESS)

Washington                  DC                 20036
------------------------------------------------------
   (CITY)                  (STATE)         (ZIP)

                       2/4/98
------------------------------------------------------
                        (DATE)


Acct.
No:
   --------------------------------------------

Page 51 of 67 Pages

                                                                       EXHIBIT J

NationsBanc Montgomery Securities LLC

                             PRIME BROKER AGREEMENT

In accordance with the requirements set forth in the January 25, 1994 No-Action Letter of the Division of Market Regulation of the Securities and Exchange Commission (the "No-Action Letter"), NationsBanc Montgomery Securities LLC ("NMS"), a North Carolina corporation, and each Customer on whose behalf this agreement has been executed ("Customer"), hereby agree as follows.

1. As of October 3, 1994 or such later date when the No-Action Letter shall become effective, this Agreement shall apply to all transactions in which NMS is given up as the prime broker for Customer; i.e. transactions executed for Customer by one or more executing brokers (each, an "Executing Broker"), which transactions are submitted to NMS for clearance and settlement.

2. If Customer is the beneficial owner of an account managed by an Investment Advisor registered with the Securities and Exchange Commission under the Investment Advisors Act of 1940 or such other authorized agent, attorney-in-fact or third party ("Investment Advisor"), then this Agreement has been executed on Customer's behalf by such Investment Advisor. Each Customer on whose behalf this Agreement has been executed is named on Schedule A hereto, as such Schedule may be modified from time to time. Investment Advisor represents and warrants that it has on file written authorization to execute agreements on behalf of each Customer named on Schedule A and shall indemnify and hold NMS harmless from any claim or claims arising from Investment Advisor's unauthorized execution of this Agreement on any such Customer's behalf.

3. All Executing Brokers through whom Customer or Investment Advisor, as the case may be, is initially authorized to execute prime brokerage transactions are identified on Schedule B hereto. Prior to entering into a prime brokerage transaction with an Executing Broker not identified on Schedule B. Customer or Investment Advisor shall state in a writing sent via facsimile to NMS that it desires to do so and confirm with NMS that a prime brokerage agreement has been executed- between NMS and such Executing Broker. Upon execution of a prime brokerage agreement between NMS and such Executing Broker, Schedule B hereto shall be deemed automatically amended to include such Executing Broker and, only thereafter, may Customer execute prime brokerage transactions with such Executing Broker pursuant to this Agreement.

4. Customer or Investment Advisor, as the case may be, will promptly notify NMS of each transaction executed by an Executing Broker on Customer's behalf, no later than the close of business on trade date. At a minimum, such notice will include the security involved, the number of shares or units, the price per share or unit, whether the transaction was a long or short sale or a purchase, the Executing Broker and the Executing Broker's commission.

Page 52 of 67 Pages

5. On the next business day following trade date, NMS will send to Customer, or if requested in writing, to Investment Advisor, notification confirming the details of each transaction executed by Executing Broker on Customer's behalf, based upon the information provided to NMS by Customer or Investment Advisor. Such notification will include all information required for a confirmation pursuant to Rule 10b-10 under the Securities Exchange Act of 1934 ("Rule 10b-10"), except the capacity of the executing broker, an average price designation, and, in principal trades, the reported trade price and the difference between that price and the net price to Customer, if this information has not been provided to NMS by Customer or Investment Advisor. In addition, the notification will disclose any transaction-based charges imposed by NMS and any commission charged by Executing Broker.

6. NMS will settle transactions on Customer's behalf, unless, during the time permitted for disaffirmations under the agreement then in effect between NMS and Executing Broker, NMS disaffirms all unsettled transactions of Customer that NMS determines to disaffirm in good faith and in accordance with reasonable commercial standards. NMS will promptly send to Customer or Investment Advisor, as applicable, a notice of cancellation of all disaffirmed transactions to offset any notifications sent previously. NMS shall not be responsible for the clearance and settlement of transactions that it disaffirms. Rather, Customer shall be responsible and liable solely to Executing Broker(s) for the clearance and settlement of such transactions.

7. Without limiting the generality of the foregoing, if Customer is the beneficial owner of an account managed by an Investment Advisor registered under the Investment Advisor's Act of 1940, NMS, in its sole and absolute discretion, may elect not to settle prime brokerage transactions on behalf of Customer if Customer fails to maintain in its account with NMS minimum net equity of at least $250,000 in cash or securities with a ready market as defined in Rule 15c3-l(c)(11) under the Securities Exchange Act of 1934. Otherwise, if Customer is not the beneficial owner of an account managed by an Investment Advisor registered under the Investment Advisor's Act of 1940, NMS, in its sole and absolute discretion, may elect not to settle prime brokerage transactions on behalf of Customer if Customer fails to maintain in its account with NMS minimum net equity of at least $1,000,000 in cash or securities with a ready market as defined in Rule 15c3-l(c)(11) under the Securities Exchange Act of 1934.

8. Furthermore, in the event net equity in Customer's account with NMS falls below the minimum amount set forth in the No-Action Letter, Customer shall have until 12:00 noon of the fifth business day following the date on which net equity fell below the minimum amount to restore net equity to the level required in the No-Action Letter. If Customer fails to restore net equity to the required level, NMS shall notify each Executing Broker, by the same day's close of business, that NMS is no longer acting as Prime Broker for Customer. As of the day following such notice, NMS may not accept any prime brokerage transactions commenced on behalf of Customer.


Page 53 of 67 Pages

9. So long as this Agreement is in effect, NMS will be responsible to ensure that all transactions which it has affirmed and not subsequently disaffirmed, and is obligated to clear, are cleared between NMS and Customer, and accordingly, appear on NMS's books in either a cash or margin account for Customer and conform to Regulation T promulgated by the Board of Governors of the Federal Reserve System and applicable self-regulatory organization margin requirements.

10. Customer may instruct, in a writing separate from the prime brokerage agreement between Customer and Executing Broker, Executing Broker to send confirmations of transactions, as required by Rule l0b-10, to Customer in care of NMS. Confirmations received by NMS on Customer's behalf are available to Customer without charge, promptly upon request. The parties acknowledge that providing such an instruction is not a condition to entering into this Agreement, nor shall Customer be charged differential fees or otherwise receive incentives for providing such an instruction.

11. NMS is hereby authorized to disclose Customer's name and address to each Executing Broker identified on Schedule B. as such Schedule may be modified from time to time, to enable such Executing Broker to establish on its books an account for Customer to be used in the event transactions are disaffirmed by NMS.

12. NMS will issue to Customer a statement of account at least on a quarterly basis. The statement will include all transactions that occurred during the statement period and the resultant security positions and money balances.

13. Customer represents and warrants that it is currently in compliance, and during the term of this Agreement will remain in compliance, with all applicable requirements of the No-Action Letter, and any supplements or amendments thereto; including, in particular, the requirement that it execute an agreement similar to this Agreement with each Executing Broker at any point in time identified on Schedule B.

14. In the event of an inconsistency between any term or terms of this Agreement and those of any Cash Account Agreement, Margin Agreement or Clearing Agreement between the parties, this Agreement shall control to the extent of such inconsistency.

15. This Agreement may be amended or modified only by NMS upon prior written notice to Investment Advisor or Customer. Such amendment or modification shall become effective immediately in the event Customer continues to accept prime brokerage services from NMS after the date on which such notice is given.

16. This Agreement may be terminated by either party hereto upon prior written notice. Any such termination shall not affect Customer's liabilities and obligations to NMS with respect to transactions executed prior to such termination.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.




Page 54 of 67 Pages

18.  (a)  ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

          (b) THE PARTIES ARE WAIVING THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

          (c) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

          (d) THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR SEEK MODIFICATIONS OR RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

          (e) THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY CONTROVERSY BETWEEN NMS OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR PARTNERS, OFFICERS, DIRECTORS OR EMPLOYEES ON THE ONE HAND, AND CUSTOMER AND/OR INVESTMENT ADVISOR ON THE OTHER HAND, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACCOUNTS ESTABLISHED HEREUNDER, SHALL BE SETTLED BY ARBITRATION, IN ACCORDANCE WITH THE RULES THEN OBTAINING OF THE NEW YORK STOCK EXCHANGE, INC. (OR SUCH OTHER ARBITRATION PANEL OR BOARD AS MAY BE REQUIRED BY
LAW). ANY AWARD OF THE ARBITRATORS SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement, WHICH IS ACKNOWLEDGED TO CONTAIN A PRE-DISPUTE ARBITRATION CLAUSE, to be duly executed and delivered as of the date set forth below.



Hancock Park Acquisition, L.P.
------------------------------------------------------
CUSTOMER OR INVESTMENT ADVISOR                              ACCEPTED AND AGREED TO:
                                                            NATIONSBANC MONTGOMERY
By:   Hancock Park Acquisition, L.L.C, general partner      SECURITIES LLC AS PRIME BROKER

By:         /s/ Richard J. Perry, Jr.                       By:         /s/ Glenn Dailey
   ---------------------------------------------------         -----------------------------------------

Richard J. Perry, Jr., Secretary                                        Senior Managing Director
------------------------------------------------------      --------------------------------------------
              Print Name and Title                                             Print Name and Title


Date:       2/4/98                                          Date:       2/4/98
     --------------------------------------                      ---------------------------------------


Page 55 of 67 Pages

                                                                       EXHIBIT K

NationsBanc Montgomery Securities LLC

                                           --------------------------------
                                           ACCOUNT NUMBER

                                           --------------------------------
                                           ACCOUNT NAME

                              PARTNERSHIP AGREEMENT

Ladies and Gentlemen:

In consideration of your opening and carrying a partnership account in the name of Hancock Park Acquisition, L.P. a duly organized partnership (the "Partnership") of which each of the undersigned is a general partner, the undersigned jointly and severally agree that each of the following persons, to wit:

Eric D. Hovde                                Steven D. Hovde
-----------------------------                -----------------------------

Richard J. Perry, Jr.
-----------------------------                -----------------------------

are hereby appointed the authorized agents and attorneys-in-fact of the Partnership (the "Authorized Agents"), and shall have authority on behalf of the Partnership, and for its account and risk, to buy, sell (including short sales), tender, convert, exchange, trade and otherwise deal in, through you as brokers, stocks, bonds, options and any other securities (on margin or otherwise) in accordance with your terms and conditions for the Partnership account.

You are authorized to follow the instructions of the Authorized Agents in every respect concerning said account, and to deliver to them on behalf of the Partnership account all demands, notices, confirmations, reports, statements of accounts, and communications of every kind; to deliver to them on behalf of the Partnership account money, securities and property of every kind, and to follow the orders of said Authorized Agents regarding the same. The Authorized Agents are hereby authorized to execute and deliver on behalf of the Partnership account agreements relating to any of the foregoing matters and to terminate or modify same or waive any of the provisions thereof; and generally to deal with you on behalf of the Partnership account as fully and completely as if each alone were interested in said accounts, all without notice to the other or others interested in said account.

This Authorization and indemnity is in addition to, and in no way limits or restricts, any rights which you have under any other agreement or agreements between you and the undersigned, or any of them, now existing or hereafter entered into, and is binding on the Partnership and its legal representatives, successors and assigns. This authorization and indemnity is also a continuing one and shall remain in full force and effect until revoked by a written notice, addressed to you and delivered to you at your principal office in San Francisco. No such revocation shall affect any liability arising out of any transaction initiated prior to such revocation. The undersigned, jointly and severally agree to indemnify and hold you harmless from and to pay you promptly on demand any debit balance in said account, including any loss or debit balance resulting from transactions initiated prior to receipt of such revocation.

The undersigned hereby certify that the general and/or limited partners of said Partnership are as follows: *

Name       N/A                     Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

*or attach signature page(s) of partnership

Page 56 of 67 Pages

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

The undersigned further authorizes you, in the event of death or retirement of any of the general and/or limited partners of said Partnership, to take such proceedings, require such papers, retain such portions or restrict transactions in said account as you may deem advisable to protect you against any liability, penalty or loss under any present or future laws or otherwise. It is further agreed that in the event of the death or retirement of any member of the said Partnership the remaining members will immediately cause you to be notified of such fact.

This Authorization and indemnity and its enforcement shall be governed by the laws of the State of New York, shall cover individually and collectively all accounts covered by this agreement and authorization which the undersigned may open or reopen with you, and shall inure to the benefit of your present organization, and any successor organization, irrespective of any change or changes of any kind of the personnel thereof for any cause whatsoever, and of the assigns of your present organization or any successor organization.

CUSTOMER CONSENT TO LOAN OR PLEDGE OF SECURITIES AND OTHER PROPERTY (NOT APPLICABLE TO CASH ACCOUNTS): each of the undersigned has signed the enclosed Customer's Agreement and Customer's Loan Consent which are intended to cover, in addition to the provisions hereof, the terms upon which the Partnership is to be carried.


                                        Very truly yours,

                                        HANCOCK PARK ACQUISITION, L.L.C.

Dated:      2/4/98                    By:     /s/ Richard J. Perry, Jr.
      --------------------------         ---------------------------------------
                                          General Partner(s)

                                         ---------------------------------------


                                         ---------------------------------------

Page 57 of 67 Pages

                                                                       EXHIBIT L

                               CUSTOMER AGREEMENT

     This agreement sets forth the terms and conditions pursuant to which we, NationsBanc Montgomery Securities LLC, and our successors and assigns, will maintain your account for purchases and sales of "securities and other property," which means, but is not limited to securities, financial instruments, commodities and money of every kind and nature and related contracts and options. This definition includes securities or other property currently or hereafter held, carried or maintained by, or in the possession or control of, us or any of our related entities for any purpose in and for any account now or hereafter opened by you. You understand that, if your account is a cash account, the provisions of paragraphs 18 & 19 are not binding upon you unless you enter into a margin transaction and, if your account is a commodities account, the provisions of paragraph 14 shall not be applicable.

1. APPLICABLE LAW AND REGULATIONS. All transactions in your account shall be subject to all applicable laws and the rules and regulations of all federal, state and self-regulatory agencies, including, but not limited to, the Board of Governors of the Federal Reserve System and the constitution, rules, customs and usages of the exchange or market (and its clearing house) where the transactions are executed.

2. SECURITY INTEREST AND LIEN. All securities or other property which we may at any time be carrying or maintaining for you or which may at any time be in our possession or control for any purpose, including safekeeping, shall be subject to a general lien for the discharge of all of your obligations to us, irrespective of whether or not we have made advances in connection with such securities or other property, and irrespective of the number of accounts you may have with us.

3. DEPOSITS ON CASH TRANSACTIONS. If at any time NationsBanc Montgomery Securities LLC considers it necessary for its protection, it may in its discretion require you to deposit cash or collateral in your account to assure due performance by you of your open contractual commitments.

4. BREACH OR DEFAULT. In the event of any breach by you of any agreement with us, or any default by you in any obligation to us, or should you die or file a petition in bankruptcy or for the appointment of a receiver by or against you, or should we for any reason whatsoever deem it necessary for our protection, we are hereby authorized, at our discretion, to sell any or all of the securities and other property in any of your accounts which may be in our possession or control, or which we may be carrying or maintaining for you (either individually or jointly with others), or to buy-in any securities or other property of which your account or accounts may be short, or to cancel any other standing orders, to close out your account or accounts in whole or in part or in order to close out any commitment made on your behalf. Any such sale, purchase or cancellation may be made according to our judgment and may be made, at our discretion, on the exchange or other market where such business is then usually transacted, or at public auction or at private sale, without advertising the same and without notice to you or to your personal representative, and without prior tender, demand or call of any kind upon you, or upon your personal representative (each of which is expressly waived by you), and we may purchase the whole or any part thereof free from any right of redemption, and you shall remain liable for any deficiency; it being understood that a prior tender, demand, call or notice of any kind shall not be considered a waiver of our right to sell or buy any securities and/or other property held by us, or owed us by you, at any time as hereinbefore provided. Nothing in this agreement shall be construed as relieving you of any obligations imposed by law.

5. FINALITY OF REPORTS. Reports of execution of orders and statements of your accounts shall become conclusive if not objected to in writing, the former within five days, and the latter within ten days, after forwarding by us to you by mail or otherwise.

6. RECEIPT OF TRUTH-IN-LENDING. You hereby acknowledge receipt and review of NationsBanc Montgomery Securities LLC's Truth-In-Lending disclosure statement contained here within. You understand that interest will be charged on any debit balances in accordance with the methods described in that statement or in any amendment or revision thereto which may be provided to you. It is understood and agreed that the interest charge made to your account at the close of one charge period will be compounded, unless paid; that is, the unpaid interest charge for previous periods will be added to the opening balance for the next charge period, thereby becoming part of the principal amount due and bearing like interest.

7. TRANSFERS BETWEEN ACCOUNTS. At any time and from time to time, at our discretion, we may without notice to you apply and/or transfer any or all securities and/or other property of yours interchangeably between any of your accounts.

Page 58 of 67 Pages

8. SELL ORDERS. It is understood and agreed that you will designate any sell order for a short account which you place with us as a "short sale" and hereby authorize us to mark such order as being "short," and when placing with us any order for a long account, will designate it as such and hereby authorize us to mark such order as being "long." Any sell order which you shall designate as being for long account as above provided is for securities then owned by you and, if such securities are not then deliverable by us from any of your accounts, the placing of such order shall constitute a representation by you that it is impracticable for you to then deliver such securities to us but that you will deliver them as soon as it is possible for you to do so without undue inconvenience or expense.

9. AGE, BENEFICIAL INTEREST. If you are an individual, you represent that you are of full legal age, and, in any event not less than eighteen years of age. You further represent that no one except you has an interest in your account with us.

10. OPERATIONAL MATTERS. NationsBanc Montgomery Securities LLC primarily uses banks located in California and New York to issue checks. Also, when we hold securities for your account, dividends and interest are credited on or about the payable date as received. Most of our customers prefer to have these funds held in their accounts, and this will be the procedure which we will follow with your account unless you advise us of an alternative procedure which you would prefer. For example, we could arrange for checks to be sent to you monthly. If you require special arrangements, please bring the matter to our attention. NationsBanc Montgomery Securities LLC's policy is not to receive remuneration for directing orders to particular brokers/dealers or market centers for execution. Notwithstanding this policy, should NationsBanc Montgomery Securities LLC receive such remuneration on any transaction, appropriate disclosure will be made.

11. CREDIT REPORT. NationsBanc Montgomery Securities LLC may, in its discretion, request an investigative consumer report on you as a credit reference, which report may include information with respect to character, general reputation, personal characteristics and mode of living. In accordance with the Fair Credit Reporting Act, a copy of any such report, if obtained, will be made available to you upon written request.

12. CLEARANCE ACCOUNTS. If NationsBanc Montgomery Securities LLC carries your account as clearing broker by arrangement with another broker through whose courtesy your account has been introduced, then unless NationsBanc Montgomery Securities LLC receives from you a written notice to the contrary, NationsBanc Montgomery Securities LLC shall accept from such other broker, without any inquiry or investigation by us, (i) orders for the purchase and sale of securities and other property on margin or otherwise, and (ii) any other instructions concerning said account. You understand NationsBanc Montgomery Securities LLC shall have no responsibility or liability to you for any acts or omissions of such other broker, its officers, employees or agents.

13. WAIVER, ASSIGNMENT AND NOTICES. No term or provision of this Agreement may be waived or modified unless in writing and signed by the party against whom such waiver or modification is sought to be enforced. NationsBanc Montgomery Securities LLC's failure to insist at any time upon strict compliance with this Agreement or with any of the terms hereunder or any continued course of such conduct on its part shall in no event constitute or be considered a waiver by NationsBanc Montgomery Securities LLC of any of its rights or privileges. This Agreement contains the entire understanding between you and NationsBanc Montgomery Securities LLC concerning the subject matter of this Agreement. You may not assign your rights or obligations hereunder without first obtaining the prior written consent of NationsBanc Montgomery Securities LLC. Notice or other communications, including margin calls, delivered or mailed to the address given below shall, until NationsBanc Montgomery Securities LLC has received notice in writing of a different address, be deemed to have been personally delivered to you.

14.  ARBITRATION.

-         ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

- THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

- PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

- THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.


Page 59 of 67 Pages

- THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

YOU AGREE, AND BY CARRYING AN ACCOUNT FOR YOU, WE AGREE, THAT ALL CONTROVERSIES WHICH MAY ARISE BETWEEN US CONCERNING ANY TRANSACTION OR THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS OR ANY OTHER AGREEMENT BETWEEN US, WHETHER ENTERED INTO PRIOR, ON, OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED ONLY IN THE FORUMS PROVIDED BY THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR THE BOARD OF GOVERNORS OF THE NEW YORK STOCK EXCHANGE, INC., AS YOU MAY ELECT. IF YOU DO NOT MAKE SUCH ELECTION BY REGISTERED MAIL ADDRESSED TO NATIONSBANC MONTGOMERY SECURITIES LLC, 600 MONTGOMERY STREET, SAN FRANCISCO, CA 94111,
ATTENTION: LEGAL DEPARTMENT, AND RECEIVED WITHIN FIVE DAYS AFTER DEMAND BY US THAT YOU MAKE SUCH ELECTION, THEN NATIONSBANC MONTGOMERY SECURITIES LLC MAY MAKE SUCH ELECTION. THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:
(i)   the class certification is denied;
(ii)  the class is decertified; or
(iii) the customer is excluded from the class by the court.
Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

15. NEW YORK LAW TO GOVERN. This Agreement and its enforcement shall be governed by the laws of the State of New York (without regard to any principles of conflicts of law) and its provisions shall be continuous; shall cover individually and collectively all accounts which you may open or reopen with us, and shall inure to the benefit of our present organization, and any successor organization, irrespective of any change or changes at any time in the personnel thereof, for any cause whatsoever, and of the assigns of our present organization or any successor organization, and shall be binding upon you, and/or your estate, executors, administrators, heirs and assigns.

16. PARTIAL UNENFORCEABILITY. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or a regulatory body having jurisdiction over the subject matter of this Agreement or is held to be invalid, void or unenforceable by reason of any law, rule, administrative order or judicial decision, such provision shall be deemed to be rescinded or modified in accordance with any such law, rule, regulation, order or decision. In all other respects, this Agreement shall continue and remain in full force and effect.

17. LIMIT ORDERS. NationsBanc Montgomery Securities LLC reserves the right to not accept from customers limit orders in NASDAQ or over-the-counter securities in which it acts as a market maker.

18. MARGIN IN MARGIN ACCOUNTS (NOT APPLICABLE TO CASH ACCOUNTS). You hereby agree to maintain such margin in your margin account as NationsBanc Montgomery Securities LLC may in its discretion require and you agree to pay forthwith on demand any debit balance owing with respect to any of your margin accounts, and if not paid this shall be a breach of this Agreement and NationsBanc Montgomery Securities LLC may take such action as it considers necessary for its protection in accordance with this Agreement. You understand that, even if NationsBanc Montgomery Securities LLC has a policy of giving customers notice of a margin deficiency, NationsBanc Montgomery Securities LLC is not obligated to request additional margin from you, and there may be circumstances where NationsBanc Montgomery Securities LLC will liquidate securities and/or other property in your account without notice to you. You will be charged interest on your debit balance which if not paid at the close of an interest period will be added to the opening balance for the next interest period. Please consult the attached disclosure statement for an outline of NationsBanc Montgomery Securities LLC's interest policies.

Page 60 of 67 Pages

                                                                     CASH/MARGIN

19. CUSTOMER'S CONSENT TO LOAN OR PLEDGE OF SECURITIES AND OTHER PROPERTY (NOT APPLICABLE TO CASH ACCOUNTS). You hereby authorize NationsBanc Montgomery Securities LLC to lend either to itself or to others any securities and other property held by NationsBanc Montgomery Securities LLC in your margin account and to carry all such property in its general loans and such property may be pledged, repledged, hypothecated or rehypothecated, without notice to you, either separately or in common with other such property for any amounts due to NationsBanc Montgomery Securities LLC thereon or for a greater sum, and NationsBanc Montgomery Securities LLC shall have no obligation to retain a like amount of similar property in its possession and control.

     BY SIGNING THIS AGREEMENT YOU ACKNOWLEDGE THAT THE SECURITIES IN YOUR MARGIN ACCOUNT MAY BE LOANED TO NATIONSBANC MONTGOMERY SECURITIES LLC OR LOANED OUT TO OTHERS AND THAT YOU HAVE RECEIVED AND REVIEWED A COPY OF THIS AGREEMENT.

     THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PAGES 2-3 AT PARAGRAPH 14.

     IF JOINT ACCOUNT BOTH PARTIES MUST SIGN. PERSONS SIGNING ON BEHALF OF OTHERS PLEASE INDICATE TITLE OR CAPACITY IN WHICH YOU HAVE SIGNED.



            Western Acquisition Partners, L.P.
-----------------------------------------------------------
                   (TYPED OR PRINTED NAME)
            By: Western Acquisitions, L.L.C., general partner
             /s/ Richard J. Perry, Jr., Secretary
-----------------------------------------------------------
                        (SIGNATURE)

            By:  Richard J. Perry, Jr.
-----------------------------------------------------------
                        (SIGNATURE)


            1824 Jefferson Place, N.W.
-----------------------------------------------------------
                      (MAILING ADDRESS)

Washington                          DC              20036
-----------------------------------------------------------
 (CITY)                              (STATE)     (ZIP)

                           2/4/98
-----------------------------------------------------------
                           (DATE)


Acct.
No:
   --------------------------------------------


Page 61 of 67 Pages

                                                                       EXHIBIT M

NationsBanc Montgomery Securities LLC

                             PRIME BROKER AGREEMENT

In accordance with the requirements set forth in the January 25, 1994 No-Action Letter of the Division of Market Regulation of the Securities and Exchange Commission (the "No-Action Letter"), NationsBanc Montgomery Securities LLC ("NMS"), a North Carolina corporation, and each Customer on whose behalf this agreement has been executed ("Customer"), hereby agree as follows.

1. As of October 3, 1994 or such later date when the No-Action Letter shall become effective, this Agreement shall apply to all transactions in which NMS is given up as the prime broker for Customer; i.e. transactions executed for Customer by one or more executing brokers (each, an "Executing Broker"), which transactions are submitted to NMS for clearance and settlement.

2. If Customer is the beneficial owner of an account managed by an Investment Advisor registered with the Securities and Exchange Commission under the Investment Advisors Act of 1940 or such other authorized agent, attorney-in-fact or third party ("Investment Advisor"), then this Agreement has been executed on Customer's behalf by such Investment Advisor. Each Customer on whose behalf this Agreement has been executed is named on Schedule A hereto, as such Schedule may be modified from time to time. Investment Advisor represents and warrants that it has on file written authorization to execute agreements on behalf of each Customer named on Schedule A and shall indemnify and hold NMS harmless from any claim or claims arising from Investment Advisor's unauthorized execution of this Agreement on any such Customer's behalf.

3. All Executing Brokers through whom Customer or Investment Advisor, as the case may be, is initially authorized to execute prime brokerage transactions are identified on Schedule B hereto. Prior to entering into a prime brokerage transaction with an Executing Broker not identified on Schedule B. Customer or Investment Advisor shall state in a writing sent via facsimile to NMS that it desires to do so and confirm with NMS that a prime brokerage agreement has been executed- between NMS and such Executing Broker. Upon execution of a prime brokerage agreement between NMS and such Executing Broker, Schedule B hereto shall be deemed automatically amended to include such Executing Broker and, only thereafter, may Customer execute prime brokerage transactions with such Executing Broker pursuant to this Agreement.

4. Customer or Investment Advisor, as the case may be, will promptly notify NMS of each transaction executed by an Executing Broker on Customer's behalf, no later than the close of business on trade date. At a minimum, such notice will include the security involved, the number of shares or units, the price per share or unit, whether the transaction was a long or short sale or a purchase, the Executing Broker and the Executing Broker's commission.


Page 62 of 67 Pages

5. On the next business day following trade date, NMS will send to Customer, or if requested in writing, to Investment Advisor, notification confirming the details of each transaction executed by Executing Broker on Customer's behalf, based upon the information provided to NMS by Customer or Investment Advisor. Such notification will include all information required for a confirmation pursuant to Rule 10b-10 under the Securities Exchange Act of 1934 ("Rule 10b-10"), except the capacity of the executing broker, an average price designation, and, in principal trades, the reported trade price and the difference between that price and the net price to Customer, if this information has not been provided to NMS by Customer or Investment Advisor. In addition, the notification will disclose any transaction-based charges imposed by NMS and any commission charged by Executing Broker.

6. NMS will settle transactions on Customer's behalf, unless, during the time permitted for disaffirmations under the agreement then in effect between NMS and Executing Broker, NMS disaffirms all unsettled transactions of Customer that NMS determines to disaffirm in good faith and in accordance with reasonable commercial standards. NMS will promptly send to Customer or Investment Advisor, as applicable, a notice of cancellation of all disaffirmed transactions to offset any notifications sent previously. NMS shall not be responsible for the clearance and settlement of transactions that it disaffirms. Rather, Customer shall be responsible and liable solely to Executing Broker(s) for the clearance and settlement of such transactions.

7. Without limiting the generality of the foregoing, if Customer is the beneficial owner of an account managed by an Investment Advisor registered under the Investment Advisor's Act of 1940, NMS, in its sole and absolute discretion, may elect not to settle prime brokerage transactions on behalf of Customer if Customer fails to maintain in its account with NMS minimum net equity of at least $250,000 in cash or securities with a ready market as defined in Rule 15c3-l(c)(11) under the Securities Exchange Act of 1934. Otherwise, if Customer is not the beneficial owner of an account managed by an Investment Advisor registered under the Investment Advisor's Act of 1940, NMS, in its sole and absolute discretion, may elect not to settle prime brokerage transactions on behalf of Customer if Customer fails to maintain in its account with NMS minimum net equity of at least $1,000,000 in cash or securities with a ready market as defined in Rule 15c3-l(c)(11) under the Securities Exchange Act of 1934.

8. Furthermore, in the event net equity in Customer's account with NMS falls below the minimum amount set forth in the No-Action Letter, Customer shall have until 12:00 noon of the fifth business day following the date on which net equity fell below the minimum amount to restore net equity to the level required in the No-Action Letter. If Customer fails to restore net equity to the required level, NMS shall notify each Executing Broker, by the same day's close of business, that NMS is no longer acting as Prime Broker for Customer. As of the day following such notice, NMS may not accept any prime brokerage transactions commenced on behalf of Customer.


Page 63 of 67 Pages

9. So long as this Agreement is in effect, NMS will be responsible to ensure that all transactions which it has affirmed and not subsequently disaffirmed, and is obligated to clear, are cleared between NMS and Customer, and accordingly, appear on NMS's books in either a cash or margin account for Customer and conform to Regulation T promulgated by the Board of Governors of the Federal Reserve System and applicable self-regulatory organization margin requirements.

10. Customer may instruct, in a writing separate from the prime brokerage agreement between Customer and Executing Broker, Executing Broker to send confirmations of transactions, as required by Rule l0b-10, to Customer in care of NMS. Confirmations received by NMS on Customer's behalf are available to Customer without charge, promptly upon request. The parties acknowledge that providing such an instruction is not a condition to entering into this Agreement, nor shall Customer be charged differential fees or otherwise receive incentives for providing such an instruction.

11. NMS is hereby authorized to disclose Customer's name and address to each Executing Broker identified on Schedule B. as such Schedule may be modified from time to time, to enable such Executing Broker to establish on its books an account for Customer to be used in the event transactions are disaffirmed by NMS.

12. NMS will issue to Customer a statement of account at least on a quarterly basis. The statement will include all transactions that occurred during the statement period and the resultant security positions and money balances.

13. Customer represents and warrants that it is currently in compliance, and during the term of this Agreement will remain in compliance, with all applicable requirements of the No-Action Letter, and any supplements or amendments thereto; including, in particular, the requirement that it execute an agreement similar to this Agreement with each Executing Broker at any point in time identified on Schedule B.

14. In the event of an inconsistency between any term or terms of this Agreement and those of any Cash Account Agreement, Margin Agreement or Clearing Agreement between the parties, this Agreement shall control to the extent of such inconsistency.

15. This Agreement may be amended or modified only by NMS upon prior written notice to Investment Advisor or Customer. Such amendment or modification shall become effective immediately in the event Customer continues to accept prime brokerage services from NMS after the date on which such notice is given.

16. This Agreement may be terminated by either party hereto upon prior written notice. Any such termination shall not affect Customer's liabilities and obligations to NMS with respect to transactions executed prior to such termination.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.




Page 64 of 67 Pages

18.  (a)  ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

          (b) THE PARTIES ARE WAIVING THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

          (c) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

          (d) THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR SEEK MODIFICATIONS OR RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

          (e) THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY CONTROVERSY BETWEEN NMS OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR PARTNERS, OFFICERS, DIRECTORS OR EMPLOYEES ON THE ONE HAND, AND CUSTOMER AND/OR INVESTMENT ADVISOR ON THE OTHER HAND, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACCOUNTS ESTABLISHED HEREUNDER, SHALL BE SETTLED BY ARBITRATION, IN ACCORDANCE WITH THE RULES THEN OBTAINING OF THE NEW YORK STOCK EXCHANGE, INC. (OR SUCH OTHER ARBITRATION PANEL OR BOARD AS MAY BE REQUIRED BY
LAW). ANY AWARD OF THE ARBITRATORS SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement, WHICH IS ACKNOWLEDGED TO CONTAIN A PRE-DISPUTE ARBITRATION CLAUSE, to be duly executed and delivered as of the date set forth below.



Western Acquisition Partners, L.P.
-------------------------------------------------
CUSTOMER OR INVESTMENT ADVISOR                              ACCEPTED AND AGREED TO:
                                                            NATIONSBANC MONTGOMERY
By:   Western Acquisitions, L.L.C., general partner         SECURITIES LLC AS PRIME BROKER

By:           /s/ Richard J. Perry, Jr.                     By:         /s/ Glenn Dailey
   ----------------------------------------------              -----------------------------------------


Richard J. Perry, Jr., Secretary                                        Senior Managing Director
-------------------------------------------------           --------------------------------------------
        Print Name and Title                                                   Print Name and Title


Date:       2/4/98                                          Date:       2/5/98
     --------------------------------------------                ---------------------------------------

Page 65 of 67 Pages

                                                                       EXHIBIT N

NationsBanc Montgomery Securities LLC

                                             --------------------------------
                                             ACCOUNT NUMBER

                                             --------------------------------
                                             ACCOUNT NAME

                              PARTNERSHIP AGREEMENT

Ladies and Gentlemen:

In consideration of your opening and carrying a partnership account in the name of Western Acquisition Partners, L.P. a duly organized partnership (the "Partnership") of which each of the undersigned is a general partner, the undersigned jointly and severally agree that each of the following persons, to wit:

Eric D. Hovde                                Steven D. Hovde
-----------------------------                -----------------------------
Richard J. Perry, Jr.
-----------------------------                -----------------------------

are hereby appointed the authorized agents and attorneys-in-fact of the Partnership (the "Authorized Agents"), and shall have authority on behalf of the Partnership, and for its account and risk, to buy, sell (including short sales), tender, convert, exchange, trade and otherwise deal in, through you as brokers, stocks, bonds, options and any other securities (on margin or otherwise) in accordance with your terms and conditions for the Partnership account.

You are authorized to follow the instructions of the Authorized Agents in every respect concerning said account, and to deliver to them on behalf of the Partnership account all demands, notices, confirmations, reports, statements of accounts, and communications of every kind; to deliver to them on behalf of the Partnership account money, securities and property of every kind, and to follow the orders of said Authorized Agents regarding the same. The Authorized Agents are hereby authorized to execute and deliver on behalf of the Partnership account agreements relating to any of the foregoing matters and to terminate or modify same or waive any of the provisions thereof; and generally to deal with you on behalf of the Partnership account as fully and completely as if each alone were interested in said accounts, all without notice to the other or others interested in said account.

This Authorization and indemnity is in addition to, and in no way limits or restricts, any rights which you have under any other agreement or agreements between you and the undersigned, or any of them, now existing or hereafter entered into, and is binding on the Partnership and its legal representatives, successors and assigns. This authorization and indemnity is also a continuing one and shall remain in full force and effect until revoked by a written notice, addressed to you and delivered to you at your principal office in San Francisco. No such revocation shall affect any liability arising out of any transaction initiated prior to such revocation. The undersigned, jointly and severally agree to indemnify and hold you harmless from and to pay you promptly on demand any debit balance in said account, including any loss or debit balance resulting from transactions initiated prior to receipt of such revocation.

The undersigned hereby certify that the general and/or limited partners of said Partnership are as follows: *

Name       N/A                     Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

*or attach signature page(s) of partnership

Page 66 of 67 Pages

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

Name                               Occupation
    -------------------------                ------------------------

The undersigned further authorizes you, in the event of death or retirement of any of the general and/or limited partners of said Partnership, to take such proceedings, require such papers, retain such portions or restrict transactions in said account as you may deem advisable to protect you against any liability, penalty or loss under any present or future laws or otherwise. It is further agreed that in the event of the death or retirement of any member of the said Partnership the remaining members will immediately cause you to be notified of such fact.

This Authorization and indemnity and its enforcement shall be governed by the laws of the State of New York, shall cover individually and collectively all accounts covered by this agreement and authorization which the undersigned may open or reopen with you, and shall inure to the benefit of your present organization, and any successor organization, irrespective of any change or changes of any kind of the personnel thereof for any cause whatsoever, and of the assigns of your present organization or any successor organization.

CUSTOMER CONSENT TO LOAN OR PLEDGE OF SECURITIES AND OTHER PROPERTY (NOT APPLICABLE TO CASH ACCOUNTS): each of the undersigned has signed the enclosed Customer's Agreement and Customer's Loan Consent which are intended to cover, in addition to the provisions hereof, the terms upon which the Partnership is to be carried.


                                         Very truly yours,

                                         WESTERN ACQUISITIONS, L.L.C.

Dated:      2/4/98                     By:    /s/ Richard J. Perry, Jr.
      --------------------------          --------------------------------------
                                           General Partner(s)

                                          --------------------------------------


                                          --------------------------------------
Page 67 of 67 Pages